    As filed with the Securities and Exchange Commission on October 8, 1996

                                                    Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                       NATIONAL AUTO FINANCE COMPANY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                           6141                  65-0688619
(State or Other Jurisdiction         (Primary Standard         (I.R.S. Employer
   of Incorporation or           Industrial Classification      Identification
      Organization)                       Code Number)               Number)

                                 ---------------

                         621 N.W. 53rd Street, Suite 200
                            Boca Raton, Florida 33487
                                 (561) 997-2747
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 ---------------

                                 Keith B. Stein
                                  Vice Chairman
                       National Auto Finance Company, Inc.
                         621 N.W. 53rd Street, Suite 200
                            Boca Raton, Florida 33487
                                 (561) 997-2747
  (Name, Address Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ----------------

                                   Copies to:

Howard Chatzinoff, Esq.                        Jorge L. Freeland, Esq.
Weil, Gotshal & Manges LLP          Greenberg, Traurig, Hoffman, Lipoff, Rosen &
767 Fifth Avenue                                   Quentel, P.A.
New York, New York 10153                        1221 Brickell Avenue
(212) 310-8000                                  Miami, Florida 33131
                                                  (305) 579-0500

                                 ---------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 --------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
Title of Each Class of Securities   Proposed Maximum Aggregate    Amount of
to be Registered                    Offering Price(1)          Registration Fee
--------------------------------------------------------------------------------
Common Stock, par value...........        $16,000,000              $4,849
================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

                                 ---------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
                       NATIONAL AUTO FINANCE COMPANY, INC.

                              CROSS-REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K

        Registration Statement Item and Heading                               Location in Prospectus
        ---------------------------------------                               ----------------------
1.    Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus.....................    Outside Front Cover Page

2.    Inside Front and Outside Back Cover Pages
        of Prospectus..............................................    Inside Front Cover Page; Available
                                                                         Information; Outside Back Cover Page

3.    Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges...........................    Outside Front Cover Page; Prospectus
                                                                         Summary; Risk Factors

4.    Use of Proceeds..............................................    Prospectus Summary; Use of Proceeds

5.    Determination of Offering Price..............................    Outside Front Cover Page; Risk Factors;
                                                                         Underwriting

6.    Dilution.....................................................    Risk Factors; Dilution

7.    Selling Security Holders.....................................    Certain Transactions; Principal Stockholders

8.    Plan of Distribution.........................................    Outside Front Cover Page; Underwriting

9.    Description of Securities to be Registered...................    Outside Front Cover Page; Prospectus
                                                                         Summary; Dividend Policy; Description of
                                                                         Capital Stock

10.   Interests of Named Experts and Counsel.......................    Experts; Legal Matters

11.   Information with Respect to the Registrant...................    Outside Front Cover Page; Prospectus
                                                                         Summary; Risk Factors; Use of Proceeds;
                                                                         Dividend Policy; Capitalization; Dilution;
                                                                         Selected Consolidated Financial Data;
                                                                         Management's Discussion and Analysis of
                                                                         Financial Condition and Results of
                                                                         Operations; Business; Management; Principal
                                                                         Stockholders; Certain Transactions; Shares
                                                                         Eligible for Future Sale; Financial Statements

12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities................................................    Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY
OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES
IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 8, 1996

                                             Shares

                                  [NAFCO LOGO]

                       NATIONAL AUTO FINANCE COMPANY, INC.

                                  COMMON STOCK

                                  ------------

         The shares of Common Stock offered hereby are being issued and sold by
National Auto Finance Company, Inc. (the "Company"). Application will be made for listing of the Common Stock on the NASDAQ National Market under the trading symbol "NAFI." Prior to this offering, there has been no public market for the
Common Stock. It is currently estimated that the initial public offering price
per share will be between $     and $     . See "Underwriting" for a discussion
of factors to be considered in determining the initial public offering price.

                        -------------------------------

          See "Risk Factors" on pages    through    for a discussion
                of certain factors that should be considered by
                            prospective investors.

                        -------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


===========================================================================================================================
                                                                      Underwriting                     Proceeds
                                          Price to                    Discounts and                       to
                                           Public                    Commissions(1)                   Company(2)
---------------------------------------------------------------------------------------------------------------------------
Per Share.....................       $                             $                             $
---------------------------------------------------------------------------------------------------------------------------
Total(3)......................    $                             $                              $
===========================================================================================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses estimated at $      , which are payable by the
    Company.
(3) The Company has granted to the Underwriter a 30-day option to purchase up to additional shares of Common Stock on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $     , $     and
    $     , respectively. See "Underwriting."

                         -------------------------------

     The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by them, and subject to other conditions including the right of the Underwriter to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of the shares
will be made on or about         , 1996 at the offices of Raymond James &
Associates, Inc., St. Petersburg, Florida.

                        RAYMOND JAMES & ASSOCIATES, INC.

                 The date of this Prospectus is         , 1996.

                            [GRAPHICS TO BE SUPPLIED]

                         -------------------------------

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                         -------------------------------

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes (i) the consummation of the Reorganization (as described in "The Reorganization") and (ii) no exercise of the Underwriter's over-allotment option.

                                   The Company

         National Auto Finance Company, Inc. ("NAFCO" or the "Company") is a specialized consumer finance company engaged in the purchase, securitization and servicing of motor vehicle retail installment sale contracts ("Loans") originated by automobile dealers ("Dealers") for Non-Prime Consumers (i.e., borrowers with limited financial resources or past credit problems). The Company purchases Loans principally from manufacturer-franchised Dealers in connection with their sale of new and used automobiles. The Company's strategy is to develop a network of Dealers throughout the United States that will refer Non-Prime Consumer Loan applications to the Company. To implement this strategy, the Company offers to Dealers products and services designed to enhance their ability to sell vehicles to Non-Prime Consumers. The Company markets these products and services to Dealers through the efforts of its direct sales force and through a strategic referral and marketing alliance with a financial institution which has established relationships with Dealers.

         Automobile financing is the second largest sector, by dollar amount, of consumer installment debt in the United States. According to the United States Federal Reserve Board, approximately $350 billion of automobile installment credit was outstanding at the end of 1995. The Company estimates that the outstanding automobile installment credit attributable to Non-Prime Consumers is in excess of $60 billion. The Company believes that the portion of the automobile finance market attributable to Non-Prime Consumers has grown significantly in recent years and is poised for further growth. Factors contributing to such growth include the rise of personal bankruptcy filings over the past ten years, the rise of total consumer debt service payments as a percentage of disposable income over the past three years, the increase in the supply of used cars relative to new cars and the increased awareness among Dealers of Non-Prime Consumer financing opportunities. Historically, the market for Non-Prime Consumer credit has been highly fragmented, with no one company controlling more than 3% of the market. The Company believes that it is well positioned to gain an increasing share of this market through its emphasis on Dealer support and service.

         Since the commencement of the Company's operations in October 1994, the Company has established contractual relationships with over 1,000 Dealers. The Company attributes its success in rapidly establishing its Dealer base to the following:

         o Value-Added Products and Services -- The Company seeks to differentiate itself from its competitors by introducing value-added products and services designed to enhance the ability of Dealers to sell vehicles to Non-Prime Consumers. In developing such products and services, the Company relies on its senior management's extensive experience in automobile finance as well as on ideas the Company solicits and receives from Dealers. The Company is constantly seeking to improve its existing products and services and develop new ones in order to respond to changing market conditions and serve specific niches in the Non-Prime Consumer market.

         o Dealer Assistance -- The Company believes that a Dealer's ability to sell automobiles is enhanced if a Dealer understands the product and service offerings, underwriting criteria and financing capabilities of its financing sources. Accordingly, the Company employs regional salespersons located in strategic geographic areas ("Dealer Relations Managers") who spend considerable time on-site with Dealers in order to augment Dealers' understanding of the Non-Prime Consumer market and the Company's products and services.

         o Experienced Senior Management - Each of the Company's four senior operating executives has over 14 years of direct experience in automobile finance. The Company believes that this experienced management team provides it with the ability to maintain acceptable credit quality, supervise its operations, further expand its business in existing markets and penetrate new markets.

         o Timely Communication of Credit Decisions - In the Company's experience, a rapid response to Dealers' requests for financing is critical to developing strong relationships with Dealers and having frequent opportunities to purchase Loans from Dealers. The Company believes that it provides this timely response to Dealers for their Non-Prime Consumers. The Company typically communicates its credit decisions to Dealers within 75 minutes of receipt of a Loan application and provides next-day funding after the submission of completed Loan documentation.

         o Centralized Underwriting - The Company maintains centralized control over the underwriting and Loan approval functions. The Company believes that this centralized control ensures consistent and efficient underwriting and Loan approval functions. The Company's centralized underwriting policy has enabled the Company to purchase a portfolio of Loans which management believes will allow the Company to maintain acceptable credit quality as its Loan portfolio grows.

         o Underwriting Consistency - The Company employs a proprietary credit scoring system and well-defined underwriting criteria to ensure consistency in the underlying credit risks associated with the Loans it purchases. The Company believes that this consistency enhances the efficiency of the financing process from a Dealer's perspective by enabling a Dealer to gauge accurately which of its Non-Prime Consumer Loan applications will be approved by the Company.

         o Financing Strategy - The Company maintains a revolving warehouse securitization facility with First Union National Bank of North Carolina which enables the Company to finance the purchase of a significant number of Loans through a single financing source. To date, the Company has successfully refinanced these borrowings through the discrete securitization of warehoused Loans, thereby providing new availability under the revolving warehouse securitization facility.

         The Company expects to increase the number of Loans that it purchases, securitizes and services by (i) utilizing its Dealer Relations Managers to market the Company's products and services directly to Dealers (including Dealers with which the Company currently does not have a contractual relationship) and (ii) forming strategic referral and marketing alliances with financial institutions which have established relationships with Dealers. Although the Company is currently doing business with Dealers in 26 states, approximately 80% of the principal balance of the Company's Loan portfolio was purchased through Dealers located in Georgia, North Carolina, South Carolina and Virginia. The Company intends to increase its volume of business in the states in which it currently operates and to expand into additional states.

         In April 1996, the Company entered into its first strategic referral and marketing alliance (the "First Union Strategic Alliance"), with First Union National Bank of North Carolina and certain of its national bank affiliates (collectively, "First Union"). The First Union Strategic Alliance provides for
(i) joint marketing of the Company's products and services by the Company's sales force and the sales personnel in First Union's indirect sales finance division ("FUSF") to the approximately 1,800 Dealers throughout seven southeastern states and the District of Columbia (the "Southeastern Franchise") with which FUSF has an existing relationship, and (ii) exclusive referral by FUSF to the Company of all applications for Non-Prime Consumer Loans falling below certain established credit guidelines. The First Union Strategic Alliance significantly enhanced the Company's ability to further its market penetration and increase the size of its Dealer base through the marketing assistance, support and exclusive referrals provided by FUSF. Though still in the introductory phase, through September 30, 1996, the Company has established relationships with over 400 additional Dealers through the First Union Strategic Alliance and financed approximately 1,571 Loans having an aggregate principal balance of $18.9 million.

         IronBrand Capital, LLC, a subsidiary of First Union National Bank of North Carolina (the "First Union Partner"), is a limited partner of National Auto Finance Company L.P., a Delaware limited partnership organized in October 1994 (the "NAFCO Partnership"). Upon consummation of this offering (this "Offering"), the NAFCO Partnership will own approximately % of the Common Stock of the Company. As a limited partner of the NAFCO Partnership, the First Union Partner has an economic interest with respect to approximately 15% of the Common Stock of the Company held by the NAFCO Partnership (or % of the outstanding shares of Common Stock, upon consummation of the Offering). Based upon several factors, including the overall performance of the First Union Strategic Alliance and the total market value of the Company over a specified time period, the First Union Partner may obtain an economic interest with respect to an approximate additional 34% of the Common Stock held by the NAFCO Partnership. Any such increase would be non-dilutive to the public stockholders of the Company. The national banks comprising the First Union Strategic Alliance are subsidiaries of First Union Corporation, a bank holding company headquartered in Charlotte, North Carolina. As of June 30, 1996, First Union Corporation was the nation's sixth largest bank holding company in terms of total assets.

         For the fiscal year ended December 31, 1995, which was the Company's first full year of operations, the Company generated revenues of $7.8 million and pre-tax income of $3.28 million on annual Loan volume of $43.5 million. Through the end of fiscal 1995, the Company had purchased 3,886 Loans with aggregate gross receivables of $73.6 million and net receivables of $49.8 million, as adjusted for unearned finance charges and before taking into account Dealer discounts and allowance for possible Loan losses.

         For the six months ended June 30, 1996, the Company generated revenues of approximately $5.6 million and pre-tax income of approximately $1.7 million on semiannual Loan volume of approximately $31.2 million. Through June 30, 1996, the Company had purchased 6,557 Loans with aggregate gross receivables of approximately $122 million and net receivables of approximately $82.8 million, as adjusted for unearned finance charges and before taking into account Dealer discounts and allowance for possible Loan losses.

         National Auto Finance Company, Inc. was incorporated in Delaware in October 1996. The NAFCO Partnership and Auto Credit Clearinghouse L.P., a Delaware limited partnership organized in September 1995 (the "ACCH Partnership" and together with the NAFCO Partnership, the "Partnerships"), are affiliated entities that are the predecessors to the business of the Company. Unless the context otherwise requires, references in this Prospectus to "NAFCO" and the "Company" refer to National Auto Finance Company, Inc., and the business previously conducted by the Partnerships. See "The Reorganization." The Company's executive offices are located at 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487 and its telephone number is (561) 997- 2747.

                                  The Offering

Common Stock offered hereby.................             shares

Common Stock to be outstanding after this
 offering (1)...............................             shares

Use of Proceeds............................. To support securitizations and other long-term financing
                                             arrangements; to repay a portion of
                                             the subordinated indebtedness held
                                             by certain affiliates of the
                                             Company; and for working capital
                                             and other general corporate
                                             purposes. See "Use of Proceeds."

Proposed NASDAQ National Market symbol...... NAFI

---------------------
(1) Excludes      shares of Common Stock reserved for issuance upon the
    exercise of outstanding stock options.

                                                  Summary Financial Data
                                           (in thousands, except per share data)

                                                                                           Six Months Ended June 30,
                                                 Year Ended December 31,                       1995          1996
                                             -----------------------------                     ----          ----
Income Statement Data:                       1994 (Three Months)      1995                  (unaudited)   (unaudited)
---------------------                        -------------------      ----
Gain on sales of Loans                              $   0           $6,487                    $2,857        $4,628
Gain on securitization of
   Loans purchased prior to
      January 16, 1995(1)                               0              639                       639             0
Interest income from cash investments                  32               11                         6             6
Finance charges earned                                 95                0                         0             0
Provision for credit losses(2)                       (182)             182                         0             0
Other income                                            0              492                       104         1,001
                                                     ----           ------                    ------        ------
Total revenue                                         (55)           7,811                     3,606         5,635
Interest expense                                      (78)            (498)                     (222)         (303)
Operating expenses                                   (342)          (4,032)                   (1,692)       (3,664)
                                                     ----           ------                    ------        ------
Total expenses                                       (420)          (4,530)                   (1,914)       (3,967)
                                                     ----           ------                    ------        ------
Net income (loss)
   before pro forma income tax expense               (475)           3,281                     1,692         1,668
Pro forma income taxes(3)                               0           (1,066)                     (464)         (628)
                                                     ----           ------                    ------        ------
Pro forma net earnings (loss)                       ($475)          $2,215                    $1,228(5)     $1,040
                                                     ====           ======                    ======        ======
Pro forma Earnings per Share:(4)
Net income (loss)

Pro forma weighted average shares outstanding

--------
(1) Represents gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization (as such terms are defined in "Risk Factors - Dependence on Securitization Transactions").

(2) Approximately 5% or $182,000 of the $3.6 million of Loans purchased during the three months ended December 31, 1994 was set aside as a provision for possible Loan losses. This reserve was reversed when these Loans were sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization.

(3) The pro forma income taxes reflect the application of a combined federal and state income tax rate of approximately 40% as if the Company had been taxed as a C corporation for all periods presented.


(4)  Pro forma per share data assumes the issuance of      shares at $     per
     share.

(5) Includes $639,000 of gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization (as such terms are defined in "Risk Factors - Dependence on Securitization Transactions").

Balance Sheet Data:                                                               June 30, 1996
-------------------                                                 -------------------------------------------
                                                                                                     Pro forma
                                                                                                         as
                                                                    Actual       Pro forma(6)        adjusted(7)
                                                                    ------       ------------        -----------
Total assets                                                        $15,017        $15,017             $38,217
Senior Subordinated Notes                                              ---            ---               12,000
Junior Subordinated Notes                                           $ 8,368          8,368               3,568
Total liabilities                                                   $ 9,053          9,053              17,947
Partners' preferred equity                                          $ 1,456           ---                 ---
Partners' equity                                                    $ 4,508           ---                 ---

Stockholders equity                                                                  4,270              20,270

Loan Portfolio Information                                                                            Six Months Ended
                                        Years Ended December 31,                                          June 30,
                                 --------------------------------------                       ------------------------------
                                 1994 (Three Months)              1995                           1995                   1996
                                 -------------------             ------                       ----------              ------
                                                                                              (unaudited)            (unaudited)
Number of Loans purchased
 during period (not in
 thousands)                              300                      3,586                          1,715                  2,671

Principal balance of Loans
  purchased (during period)            $3,820                    $45,972                        $20,919                $32,953

                                                 December 31,                                             June 30,
                                        ------------------------------                           ---------------------------
                                        1994                      1995                           1995                   1996
                                        ----                      ----                           ----                   ----
Aggregate number of
  Loans purchased                        300                      3,886                          2,015                  6,557

Aggregate principal balance
  of Loans purchased                   $3,820                    $49,792                        $24,739                $82,745

Number of outstanding Loans              300                      3,586                          1,957                  5,774

Principal balance of
 Loans outstanding                     $3,800                    $43,145                        $23,237                $66,397

Net Charge-offs as a percentage
  of aggregate principal balance
  of Loans purchased                    0.00%                     1.31%                          0.13%                  2.12%

--------
(6) Reflects the Reorganization as if it had occurred on June 30, 1996. See "The Reorganization" and "Unaudited Pro Forma Pro forma Financial Statements."

(7)  Reflects the Reorganization, the issuance of the Senior Subordinated Notes
     and the issuance of     shares in the Offering, all as if they had occurred
     on June 30, 1996. See "Certain Transactions - Senior Subordinated Indebtedness" and "Unaudited Pro Forma Financial Statements."

                                  RISK FACTORS

         Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, before purchasing the shares offered hereby.

         Creditworthiness of Non-Prime Consumers; Economic Factors Affecting Delinquencies and Defaults. The Non-Prime Consumer automobile finance market is comprised of customers who are deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history and/or their limited financial resources. Consequently, the Loans acquired by the Company have a higher probability of delinquency and default and greater servicing costs than Loans made to consumers who pose lesser credit risks. The Company's profitability depends in part upon its ability to properly evaluate the creditworthiness of Non-Prime Consumers and efficiently service its Loans. There can be no assurance that satisfactory credit performance of a Non-Prime Consumer will be maintained or that the rate of future defaults and/or losses will be consistent with prior experience or at levels that will allow the Company to maintain its profitability. Most borrowers' ability to remit payments in accordance with the terms of the Loans is dependent on their continued employment. An economic downturn resulting in increased unemployment could cause a significant rise in delinquencies and defaults, which could materially adversely affect the Company's financial condition and results of operations. Moreover, increases in the delinquency and/or loss rates in the Company's Loan portfolio could adversely affect the Company's ability to obtain or maintain its financing sources. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Loss and Delinquency Experience" and "Business--Credit Underwriting and Administration."

         Limited Operating History. The Company commenced operations in October 1994. Because of the Company's limited operating history, its Loan portfolio is unseasoned. Accordingly, delinquency and loss rates in the Company's Loan portfolio may not fully reflect the rates that would apply when the average holding period for Loans is longer or when there are larger numbers of Loans in the portfolio. Additionally, there can be no assurance that the Company will be able to continue to successfully implement its business strategy, or that revenues or profitability will continue to increase in the future. The Company's prospects must be considered in light of the risks, expenses, difficulties and delays frequently encountered in the establishment of a new business in an industry characterized by intense competition and an increasing number of market participants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Historical Development and Growth" and "Business--Competition."

         Ability of the Company to Maintain Its Growth Strategy. The successful implementation of the Company's growth strategy is dependent upon its ability to increase the number of Loans it purchases that meet its underwriting criteria while maintaining favorable interest rate spreads. The Company's ability to increase Loan purchases will depend largely on the ability of the Company to:
(i) maintain existing relationships with Dealers and to establish new relationships with additional Dealers, both in existing markets and in markets where the Company intends to expand; (ii) successfully implement the First Union

Strategic Alliance and form similar strategic referral and marketing alliances with other financial institutions; (iii) retain qualified employees and attract additional qualified employees to manage the Company's expected growth; (iv) obtain adequate financing on favorable terms to fund its growth strategy, including the securitization of its Loans; and (v) maintain appropriate procedures, policies and systems to ensure that the Company purchases Loans within acceptable levels of credit risk and loss. The Company's growth strategy will also be subject to factors beyond the Company's control, including economic downturns, changes in the automobile market and the level of competition in the automobile finance market. The Company's inability to successfully implement its growth strategy and increase Loan purchases could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Marketing Strategy" and "Business--Credit Underwriting and Administration."

         Need for Additional Capital. The Company's ability to continue to increase the number of Loans it purchases is dependent, in part, upon its ability to continue to effect securitization transactions or to establish alternative long-term financing arrangements and to obtain sufficient financing upon acceptable terms under interim credit facilities. These transactions and facilities will, in turn, require the Company to obtain additional subordinated debt and/or equity financing. If the Company is unable to obtain such financing, its ability to purchase Loans will be inhibited. The Company believes that the net proceeds of this Offering, together with the net proceeds of recent subordinated debt borrowings from certain affiliates of the Company and third-party institutional investors, will be sufficient to meet the Company's cash requirements and fund operations for approximately twelve months following this Offering, assuming the Company completes regular securitizations during such twelve month period. Thereafter, the Company could be required to issue additional subordinated debt or equity, which could dilute the interests of stockholders of the Company. No assurance can be given, however, that the Company will have access to the capital markets in the future for debt or equity issuances or for securitizations, or that financing through borrowings or other means will be available on terms acceptable to the Company, to satisfy the Company's cash requirements needed to implement its business strategy. The Company's inability to access the capital markets or obtain financing on acceptable terms could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Dependence on Securitization Transactions. The Company currently finances its purchases of Loans primarily through an asset securitization strategy that involves (i) the securitized warehousing of all of its Loans through their daily sale ("Revolving Securitization") to a bankruptcy remote master trust (the "Master Trust"), followed by (ii) the refinancing, from time to time, of such warehoused Loans through their transfer by the Master Trust to a discrete trust ("Permanent Securitization"), thereby creating additional availability of capital from the Master Trust. The timing of any future Permanent Securitization could be affected by several factors, some of which are beyond the Company's control. Such factors include, among others, conditions in the securities market generally, conditions in the asset-backed securitization market specifically and approval by certain third parties of the terms of the transactions. During the six months ended June 30, 1996, the Company sold $31.2 million of the Company's Loans to the Master Trust pursuant to the Revolving Securitization facility, and gains from the sale of such Loans represented approximately 82% of the Company's revenues. The capacity of the Revolving Securitization is dependent, in part, upon the subsequent refinancing of Loans pursuant to Permanent Securitizations. In the Company's first Permanent Securitization, completed in November 1995, the asset - backed securities issued were credit enhanced by a financial guaranty insurance policy issued by Financial Security Assurance Inc. ("FSA"), which was a significant factor in enabling Standard & Poor's Rating Services ("S&P") and Moody's Investor Service, Inc. ("Moody's") to rate the senior securities issued in such transaction AAA and Aaa, respectively. Failure to obtain such credit enhancement in connection with future Permanent Securitizations would most likely result in increased costs to the Company and could affect the timing of, or the ability to consummate, future Permanent Securitizations. If the Company were unable to securitize Loans under the Revolving Securitization, refinance such Loans pursuant to subsequent Permanent Securitizations, or otherwise obtain alternative sources of capital in the future, the Company's revenues and income could be significantly impaired and it could experience a significant change in the timing of reported income. Further, there can be no assurance that the Company will realize gains on future securitizations consistent with its gains on previous securitizations.

         A significant deterioration in the performance of Loans held in the Master Trust or those held in a discrete trust pursuant to a Permanent Securitization could result in the retention by such trusts of funds otherwise distributable to the Company in respect of residual interests held by the Company and, under certain circumstances, termination of the Master Trust's ability to purchase additional Loans from the Company. A significant decline in the performance of the Company's Loan portfolio could, therefore, have a material adverse effect on both the Company's cash flows and reported net income, and could require the Company to obtain alternative financing sources. There can be no assurance that any alternative financing source would be available, or if, available, that such financing could be effected at a cost that would enable the Company to operate profitably.

         The Company's gains on sale from securitizations have been calculated using estimates concerning borrowing costs and future loss, prepayment and present value discount rates on securitized Loans that are consistent with the Company's and its industry's experience and that the Company believes would be applied by unrelated purchasers of similar streams of estimated cash flows. The actual rates of default and/or prepayment on such Loans or cost of financing such Loans may exceed those estimated, necessitating write downs in the Company's excess spread receivable and decreases in cash flow which could materially, adversely affect the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         The Company has accounted for the Loans securitized to date as asset sales in accordance with FAS No. 77 and relevant pronouncements of the Emerging Issues Task Force of the Financial Accounting Standards Board (the "FASB"). In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.

         Dependence upon First Union Strategic Alliance. The Company is dependent upon the First Union Strategic Alliance to penetrate certain markets and significantly increase the number of Loans the Company purchases. The Company intends to enter into similar strategic referral and marketing alliances with other financial institutions. However, the First Union Strategic Alliance is the first such strategic referral and marketing alliance which the Company has formed, and there can be no assurance that the Company can profitably purchase a significant number of Loans through the First Union Strategic Alliance. In addition, the Company's current focus on implementation of the First Union Strategic Alliance and the significant involvement of First Union in the Company's business may delay or impair the Company's ability to consummate additional strategic referral and marketing alliances. There can be no assurance that the Company will be able to enter into additional strategic referral and marketing alliances, or that any such alliance will be profitable to the Company. If the First Union Strategic Alliance is unsuccessful or if the Company is unable to form additional strategic referral and marketing alliances, the Company's financial condition and results of operations may be materially, adversely affected. See "Business--Marketing Strategy."

         Dependence on Key Personnel. The Company believes that the development and growth of the Company to date has been due primarily to the efforts of the Company's senior management. Although the Company has entered into employment agreements with certain key personnel, the loss of services of one or more of the Company's senior management in the future could have a material adverse effect on the Company's ability to maintain credit quality, supervise its operations, further expand into existing markets, penetrate new markets, develop its internal servicing capacity and successfully manage the Company in other areas. See "Management."

         Competition and Market Conditions. The Non-Prime Consumer automobile finance market is highly competitive. The level of competition has increased significantly in recent years and this trend is expected to continue. Historically, commercial banks, savings and loan associations, credit unions, captive finance subsidiaries of automobile manufacturers and other consumer lenders, many of which have significantly greater resources than the Company, have not competed for Non-Prime Consumer business. To the extent that such lenders expand their activities in the Non-Prime Consumer market, the Company's financial condition and results of operations could be materially adversely affected. See "Business--Competition." During the past two years, several companies have devoted considerable resources to the Non-Prime Consumer market, including well-capitalized public companies. Specifically, Ford Motor Credit Company has announced that it intends to finance Non-Prime Consumers, General

Electric Capital Corporation established strategic alliances with several regional Non-Prime Consumer automobile finance companies and KeyCorp acquired AutoFinance Group, Inc., one of the Company's competitors. Other companies, including Mellon Bank Corporation and Southern National Corporation, have also entered the market.

         The Company's business is also affected by certain demographic, economic and industry trends. These trends include increased sales of used cars, rising new car prices relative to used car prices, stability in Non-Prime Consumers' demand for used cars, the inability of Non-Prime Consumers to find lower cost financing from other sources and the overall level of interest rates in general. A reversal of any of these trends or a change in any of these conditions could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Competition."

         Regulation and Litigation. The Company's business is subject to extensive regulation and supervision in the states in which the Company operates. Such regulations, among other things, require the Company to obtain and maintain licenses and qualifications, limit interest rates, fees and other charges related to Loans purchased, require specified disclosures by Dealers to consumers and limit rights to repossess and sell collateral. Such regulations are primarily for the benefit of consumers, rather than for the protection of Dealers or finance companies, and could limit the Company's discretion in operating its business. Noncompliance with any applicable statutes or regulations could result in suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties. The Company's weighted average annual percentage rate on outstanding Loans is 18.50% with an average yield of 21.68% as of June 30, 1996. At these rates of interest, most of the Company's Loans bear interest at or near the maximum rate allowed by law in their respective jurisdictions. To the extent that the rates charged by the Company are limited by the application of any maximum allowable interest rate, the Company will suffer adverse effects on its profitability. In addition, due to the consumer-oriented nature of the automobile finance industry, finance companies are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending or other laws and regulations. There can be no assurance that the Company will not become subject to such litigation in the future. A significant judgment against the Company could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Regulation."

         Sensitivity to Interest Rates. A substantial portion of the Company's income is derived from the sale of Loans to the Master Trust pursuant to the Revolving Securitization. The Company relies in part on cash flow from the Master Trust to support its operations. Since the Master Trust's borrowing rates under the Revolving Securitization are floating and the interest rates charged on the Loans (which are generally at or near the maximum rates permitted by applicable state laws) are fixed, increases in the interest rates charged on the Master Trust's borrowings could have a material adverse effect both on cash flows from the Master Trust to the Company and on the Company's net income, thereby adversely affecting the Company's financial condition and results of operations. In order to mitigate the negative impact of rising interest rates, the Master Trust has entered into interest rate swap agreements which have the effect of fixing the rates charged on a portion of the Master Trust's indebtedness. Although these agreements provide the Master Trust (and, therefore, the Company) some protection against rising interest rates, these agreements also reduce the benefits to the Master Trust (and, therefore, the Company) when interest rates decline below the rates set forth in these agreements. In addition, upon refinancing of Loans through Permanent Securitizations, the interest spread with respect to such Loans may be fixed. Although the Company expects the Master Trust to continue to refinance Loans in the Master Trust through Permanent Securitizations, there can be no assurance that such securitizations will occur or that the interest rates fixed pursuant to such securitizations will be consistent with the Company's past experience. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Dependence on Servicing Arrangements. All of the Loans purchased by the Company since it commenced business have been serviced by Omni Financial Services of America ("World Omni"). The current servicing agreement between the Company and World Omni contemplates that new Loans will be accepted for servicing by World Omni until December 31, 1997, after which date, unless the agreement is extended, World Omni would be obligated to continue to service only the Loans then under contract for the life of such Loans. Although the Company currently is considering its options with respect to developing its own servicing capability, the Company currently does not have the internal capacity to service all of its Loans. Accordingly, the failure of World Omni to adequately service the Company's Loans or the termination of the servicing agreement with World Omni could adversely affect the Company until arrangements with another third-party servicer could be implemented or until the Company develops its own servicing capability. While there are other independent consumer loan servicing organizations that provide servicing on a contract basis, there can be no assurance that another servicer could be substituted at a comparable cost and quality of service, or on a timely basis. Further, there can be no assurance that the Company would be able to profitably implement an in-house servicing capability. See "Business--Credit Underwriting and Administration."

         Geographic Concentration. As of June 30, 1996, approximately 80% of the current principal balance of the Company's Loan portfolio was purchased from Dealers located in Georgia, North Carolina, South Carolina and Virginia. An economic slowdown or recession, or a change in the regulatory or legal environment in one or more of these states, could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Loan Portfolio Profile."

         Banking and Other Restrictions. To facilitate the First Union Partner's compliance with applicable banking laws, regulations and orders (collectively, the "Banking Laws"), the Company has agreed that it will engage solely in activities that are permissible for national banks as determined by Banking Laws as in effect from time to time. The First Union Strategic Alliance also generally provides that (i) the Company may not purchase a Loan through any arrangement with a financial institution if such Loan is originated by an active

First Union Dealer and (ii) until January 15, 1997, the Company may not enter into any other exclusive referral arrangement with a financial institution involving Dealers in the territory covered by the First Union Strategic Alliance. Although the Company believes that these restrictions are reasonable in light of the advantages afforded by the First Union Strategic Alliance, the effect of these restrictions may be to limit in certain respects the Company's ability to seek or take advantage of certain business or marketing opportunities, which may have a material adverse effect on the Company's financial condition and results of operation. See "Business--Banking Regulation."

         Control by Principal Stockholders. Upon consummation of the Offering, the NAFCO Partnership and its general partner, National Auto Finance Corporation, will beneficially own approximately % of the Company's outstanding Common Stock ( % if the Underwriter's over-allotment option is exercised in full). In addition, the First Union Partner is a limited partner of the NAFCO Partnership. Upon consummation of the Offering, the NAFCO Partnership will own approximately % of the outstanding Common Stock of the Company. As a limited partner of the NAFCO Partnership, the First Union Partner currently has an economic interest with respect to approximately 15% of the Common Stock of the Company held by the NAFCO Partnership (or % of the outstanding shares of Common Stock upon consummation of the Offering). Based upon several factors, including the overall performance of the First Union Strategic Alliance and the total market value of the Company over a specified time period, the First Union Partner may obtain an economic interest with respect to an approximate additional 34% of the Common Stock held by the NAFCO Partnership. Any such increase would be non- dilutive to the public stockholders of the Company. As a result, the principals of National Auto Finance Corporation will be able to determine the outcome of most day-to-day corporate actions and the NAFCO Partnership will be able to determine the outcome of most corporate actions requiring a stockholder vote, including the election of directors and any matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets. In addition, the First Union Partner, as a limited partner of the NAFCO Partnership, may be able to influence the future operations of the Company. See "Principal Stockholders."

         Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock that have preferences over the Common Stock with respect to the payment of dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power and ownership percentages of the holders of Common Stock. The issuance of shares of preferred stock or the issuance of rights to purchase such shares could have the effect of discouraging, delaying or preventing a change in control of the Company. See "Description of Capital Stock."

         Certain Anti-takeover Provisions. The Company's Certificate of Incorporation and By-laws contain certain provisions which may be deemed to have the effect of delaying, deferring or preventing a change of control of the

Company or a takeover attempt that a stockholder might consider in its best interest. These provisions include a classified board of directors and the Company's ability to issue preferred stock. See "Description of Capital Stock."

         Absence of Prior Trading Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public trading market for the shares of Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or continue after the Offering. The initial public offering price of the Common Stock offered hereby has been established through negotiation between the Company and the Underwriter. See "Underwriting." The market price of the Common Stock may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts or other events or factors. Broad market fluctuations or any failure of the Company's operating results in a particular quarter to meet market expectations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's financial condition and results of operations.

         Shares Eligible for Future Sale. Upon completion of the Offering, the
Company will have outstanding an aggregate of      shares of Common Stock. All
of the shares sold in the Offering (plus an additional      shares if the
over-allotment option granted to the Underwriter is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an affiliate of the Company that will be subject to the resale limitations of Rule 144 under the Securities Act. Upon the expiration of lock-up agreements between each of the executive officers, directors and existing stockholders and the Underwriter, 180 days after the date of this Prospectus (or earlier upon the written consent of Raymond James & Associates, Inc.), shares of Common Stock outstanding prior to the Offering may be sold in the public market by affiliates of the Company, subject to the limitations and restrictions contained in Rule 144 under the Securities Act. In addition,
options to purchase up to        shares of Common Stock will be reserved for
issuance upon completion of the Offering and any shares of Common Stock issuable upon the exercise of options will be eligible for sale pursuant to registration on Form S-8 in the future. Sales of substantial amounts of Common Stock, or the availability of substantial amounts of Common Stock for future sale, could adversely affect the prevailing market price of the Common Stock. Certain
stockholders of the Company holding       shares of Common Stock have the right
to require the Company to register their shares of Common Stock under the Securities Act, and to include shares of Common Stock in registrations proposed to be effected by the Company. Such stockholders have agreed not to exercise their registration rights prior to 180 days from the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc. See "Shares Eligible for Future Sale" and "Underwriting."

         No Cash Dividends. Following this Offering, the Company intends to retain its earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."


         Dilution. Purchasers of the Common Stock offered hereby will experience
immediate and substantial dilution per share of Common Stock of $      per share
(based upon an assumed offering price of $      per share) in net tangible book
value per share of Common Stock from the offering price. See "Dilution."

                               THE REORGANIZATION

Background

         The NAFCO Partnership was formed pursuant to an agreement of limited partnership, dated as of October 1, 1994 (as amended and restated, the "NAFCO Partnership Agreement"). National Auto Finance Corporation, a Delaware corporation ("National Auto"), is the general partner of the NAFCO Partnership and holds a 1% general partner interest. The limited partners of the NAFCO Partnership include The S Associates Limited Partnership ("S Associates"), a limited partnership controlled by Gary L. Shapiro, Chairman of the Board of Directors and Chief Executive Officer of the Company, The O Associates Limited Partnership ("O Associates"), a limited partnership controlled by Edgar A. Otto, a director of the Company, the First Union Partner and certain other individuals (collectively, the "NAFCO Limited Partners"). The NAFCO Limited Partners hold in the aggregate a 99% partner interest in the NAFCO Partnership.

         The ACCH Partnership was formed in September 1995. The general partner of the ACCH Partnership, National Auto, holds a 1% general partner interest in the ACCH Partnership. The NAFCO Partnership and two officers of the Company are the limited partners of the ACCH Partnership (the "ACCH Limited Partners"). The ACCH Limited Partners hold in the aggregate a 99% limited partner interest in the ACCH Partnership.

Recent Developments

         In August 1996, the Company completed a $12 million senior subordinated debt financing with J.P. Morgan Investment Management, Inc., acting on behalf of certain institutional investors. The principal amount of such senior subordinated debt is due in August 2001. In connection with this senior subordinated debt financing, the Company issued certain deferred additional interest notes which, immediately prior to consummation of this Offering, were exchanged for shares of Common Stock of the Company (representing 10% of the outstanding Common Stock of the Company immediately prior to the consummation of the Offering). See "Certain Transactions."

Asset Transfers

         Prior to the sale of the shares of Common Stock offered hereby, the respective assets and liabilities of the Partnerships will be transferred to the Company in exchange for all of the Common Stock of the Company then outstanding (such transaction being referred to herein as the "Reorganization"). Specifically, the Reorganization will entail the following transfers:

                  (i) The partners of the ACCH Partnership (other than the NAFCO Partnership) will transfer all of their partner interests in the ACCH Partnership to the NAFCO Partnership in exchange for limited partner interests in the NAFCO Partnership.

                  (ii) The NAFCO Partnership will transfer all of its assets, subject to all of its liabilities, to the Company in exchange for Common Stock.

                  Upon completion of the Reorganization and immediately prior to this Offering, all of the Common Stock of the Company will be directly owned by the NAFCO Partnership and the Morgan Group (as defined in "Certain Transactions--Senior Subordinated Indebtedness"). See "Principal Stockholders."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the       shares of
Common Stock offered hereby, assuming an initial public offering price of $
per share and after deducting estimated underwriting discounts and commissions and expenses payable by the Company, are estimated to be approximately $16
million (approximately $       if the Underwriter's over-allotment option is
exercised in full). The Company anticipates that, of the net proceeds of this
Offering, approximately $      will be used to support securitizations and other
long-term financing arrangements, approximately $4.8 million will be used to repay a portion of the outstanding subordinated indebtedness evidenced by the Junior Subordinated Notes (as defined in "Certain Transactions-Junior Subordinated Indebtedness") held by certain affiliates of the Company and the remaining net proceeds will be used for working capital and other general corporate purposes. As of September 30, 1996, the Company had outstanding junior subordinated indebtedness, evidenced by such Junior Subordinated Notes, of $8,368,000, which bears interest at a rate of 8% per annum. This indebtedness, which is payable upon demand, was incurred primarily to support the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

         Pending utilization as described above, the net proceeds of this Offering will be invested in short-term, high-grade, interest bearing securities.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends or made cash distributions and does not anticipate paying cash dividends in the foreseeable future, but intends to retain any future earnings for reinvestment in its business. The Company is a party to a Note Purchase Agreement, dated as of August 7, 1996 (the "Note Purchase Agreement"), which generally prohibits the Company's payment of dividends on its Common Stock, subject to certain conditions, following the consummation of this Offering, so long as any amount remains unpaid on the notes issued in connection with such Note Purchase Agreement. See "Certain Transactions-Senior Subordinated Indebtedness." Subject to the restrictions contained in the Note Purchase Agreement, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

         The following table sets forth the long-term debt and capitalization of the Company (i) at June 30, 1996, (ii) at June 30, 1996 on a pro forma basis to give pro forma effect to the Reorganization and (iii) at June 30, 1996 on a pro forma basis as adjusted to reflect receipt and application by the Company of estimated net proceeds of $16 million from the Offering (based upon an assumed initial public offering price of $ per share) as described under "Use of Proceeds" from the issuance of $12 million of subordinated indebtedness in August 1996. The information presented below should be read in conjunction with the financial statements of the Company and the historical and pro forma financial data included elsewhere in this Prospectus.

                                                                                           As of June 30, 1996
                                                                             -----------------------------------------------
                                                                                              (in thousands)
                                                                                                                 Pro forma
                                                                             Actual          Pro forma         (as adjusted)
                                                                             ------          ---------         -------------
Long-term debt:
    8% junior subordinated debt (including $811,882
    of accrued interest).........................................           $8,368               $8,368             $ 3,568
    10% senior subordinated debt.................................               --                                   12,000
                                                                                                                     ------
Total Long-term debt.............................................            8,368                8,368              15,568

Ownership equity:
    Partners' preferred equity...................................            1,456                   --                  --
    Partners' capital............................................            4,508                   --                  --
       Total Partners' Equity....................................            5,964                   --                  --

Stockholders' Equity(1)..........................................                                 4,270              20,270

Total ownership equity...........................................                                 4,270              20,270
                                                                                                  -----              ------
       Total long-term debt and capitalization...................          $14,332              $12,638             $35,838
                                                                            ======               ======              ======

------------------------
(1) Excludes options with respect to       shares of Common Stock reserved for
issuance under the Company's 1996 Stock Option Plan, none of which have been granted.

                                    DILUTION

         After giving effect to the Reorganization, the pro forma net tangible book value (total assets less deferred costs, and total liabilities) of the Company as of June 30, 1996 was approximately $ , or approximately $ per share. As used below, "net tangible book value per share" represents the quotient obtained by dividing the pro forma net tangible book value of the Company at June 30, 1996 by the total number of shares of Common Stock that would have been outstanding at June 30, 1996 had the Reorganization occurred on such date. After giving effect to the Offering and the application of the estimated net proceeds to the Company (after deduction of underwriting discounts and commissions and estimated Offering expenses), the net tangible book value of the Company at June 30, 1996 would have been $ , or $ per share. This represents an immediate increase in net tangible book value per share of $ to existing holders of Common Stock as a result of the Offering and an immediate dilution of net tangible book value per share of $ to new investors in the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.........................................                $
         Pro Forma net tangible book value before the Offering..........................     $
         Increase in pro forma net tangible book value per share
           attributable to new investors................................................
                                                                                             -------
Pro forma net tangible book value after the Offering....................................
Dilution in pro forma net tangible book value to new investors .........................                $
                                                                                                         =======

         The following table sets forth, on a pro forma basis (after giving effect to the Reorganization) as of June 30, 1996, the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors (before deducting the estimated underwriting discounts and commissions and Offering expenses payable by the Company).

                                      Shares Purchased              Total Consideration
                                 ------------------------        -------------------------              Average Price
                                 Number           Percent        Amount            Percent                Per Share
                                 ------           -------        ------            -------                ---------
Existing Stockholders.........                         %                               %                  $
New Investors.................
                                ---------           ----        ----------
         Total                                      100%        $                   100%
                                =========           ====        ==========        ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The income statement data for the three months ended December 31, 1994 and the year ended December 31, 1995, and the balance sheet data as of December 31, 1994 and 1995 are derived from, and are qualified by reference to, the financial statements of the Company audited by KPMG Peat Marwick LLP, independent auditors, which are included elsewhere in this Prospectus, and should be read in conjunction with those financial statements and the notes thereto.

         The income statement data for the six months ended June 30, 1995 and 1996, and the balance sheet data as of June 30, 1995 and 1996 are derived from unaudited financial statements of the Company that, in the opinion of management, reflect all adjustments necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

         The Company commenced operations in October 1994. Consequently, financial information with respect to the Company is available only since October 1994. This information is not necessarily indicative of the Company's future performance. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere herein.

                                                                                           Six Months Ended June 30,
                                                                                           -------------------------
                                                Year Ended December 31,                       1995          1996
                                             -----------------------------                    ----          ----
Income Statement Data:                       1994 (Three Months)      1995                  (unaudited)   (unaudited)
---------------------                        -------------------      ----
Gain on sales of Loans                              $   0           $6,487                    $2,857        $4,628
Gain on securitization of
   Loans purchased prior to
      January 16, 1995(1)                               0              639                       639             0
Interest income from cash investments                  32               11                         6             6
Finance charges earned                                 95                0                         0             0
Provision for credit losses(2)                       (182)             182                         0             0
Other income                                            0              492                       104         1,001
                                                     ----           -------                   ------        ------
Total revenue                                         (55)           7,811                     3,606         5,635
Interest expense                                      (78)            (498)                     (222)         (303)
Operating expenses                                   (342)          (4,032)                   (1,692)       (3,664)
                                                     ----           -------                   ------        ------
Total expenses                                       (420)          (4,530)                   (1,914)       (3,967)
                                                     ----           -------                   ------        ------
Net income (loss)
   before pro forma income tax expense               (475)           3,281                     1,692         1,668
Pro forma income taxes(3)                               0           (1,066)                     (464)         (628)
                                                     ----           -------                   ------        ------
Pro forma net earnings (loss)                       ($475)          $2,215                    $1,228(5)     $1,040
                                                     ====           ======                    ======        ======
Pro forma Earnings per Share:(4)
Net income (loss)
Pro forma weighted average shares outstanding

--------
(1) Represents gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization (as such terms are defined in "Risk Factors--Dependence on Securitization Transactions").

(2) Approximately 5% or $182,000 of the $3.6 million of Loans purchased during the three months ended December 31, 1994 was set aside as a provision for possible Loan losses. This reserve was reversed when these Loans were sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization.

(3) The pro forma income taxes reflect the application of a combined federal and state income tax rate of approximately 40% as if the Company had been taxed as a C corporation for all periods presented.

(4) Pro forma per share data assumes the issuance of      shares at $     per
    share.


(5) Includes $639,000 of gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust on January 16, 1995 in connection with the Revolving Securitization.

                                                              December 31,                                June 30,
                                                       -------------------------                   -------------------
Balance Sheet Data:                                      1994               1995                     1995         1996
-------------------                                      ----               ----                     ----         ----
Total assets                                           $5,800            $12,003                   $8,701      $15,017
Senior Subordinated Notes payable                         --                 --                       --           --
Junior Subordinated Notes payable                       5,402              8,088                    6,528        8,368
Total liabilities                                       5,775              8,556                    6,984        9,053
Partners' preferred equity                                 48                482                      400        1,456
Partners' equity                                          (23)             2,965                    1,317        4,508

Loan Portfolio Information                                                                            Six Months Ended
--------------------------               Year Ended December 31,                                          June 30,
                                 --------------------------------------                       -------------------------------
                                 1994 (Three Months)              1995                           1995                   1996
                                 -------------------             ------                       ----------               ------
                                                                                              (unaudited)            (unaudited)
Number of Loans purchased
 during period (not in
 thousands)                              300                      3,586                          1,715                  2,671

Principal balance of Loans
  purchased (during period)            $3,820                    $45,972                        $20,919                $32,953

                                                  December 31,                                            June 30,
                                        ------------------------------                           ---------------------------
                                        1994                      1995                           1995                   1996
                                        ----                      ----                           ----                   ----
Aggregate number of
  Loans purchased                        300                      3,886                          2,015                  6,557

Aggregate principal balance
  of loans purchased                   $3,820                    $49,792                        $24,739                $82,745

Number of outstanding Loans              300                      3,586                          1,957                  5,774

Principal balance of
 outstanding Loans                     $3,800                    $43,145                        $23,237                $66,397

Net Charge-offs as a percentage
  of aggregate principal balance
  of Loans purchased.                   0.00%                     1.31%                          0.13%                  2.12%

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         The following management's discussion and analysis provides information regarding the Company's consolidated financial condition as of June 30, 1995 and 1996 and as of December 31, 1995, and its results of operations for the six months ended June 30, 1995 and 1996 and the year ended December 31, 1995. A discussion of other periods is not included below because the Company only commenced its operations in October 1994, and any comparison with the results of the full 1995 fiscal year would not be analytically useful. This management's discussion and analysis should be read in conjunction with the preceding "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and the notes thereto and the other financial data included elsewhere in this Prospectus. Data for the six months ended June 30, 1996 are not necessarily indicative of results expected for the full fiscal year. The ratios and percentages provided below are calculated using detailed financial information contained in the Company's Consolidated Financial Statements, the notes thereto and the other consolidated financial data included elsewhere in this Prospectus.

Overview

         The Company is a specialized consumer finance company engaged in the purchase, securitization and servicing of Non-Prime Consumer Loans originated by Dealers. The Company acquires Loans principally from manufacturer-franchised Dealers in connection with their sale of new and used automobiles to approved Non-Prime Consumers. For all periods presented, the Company operated as two limited partnerships. As such, the income tax effects of all earnings or losses of the Company were passed directly to the partners and no provisions for income taxes were required. See "The Reorganization."

Historical Development and Growth

         From the inception of the Company in October 1994 through January 16, 1995, the primary source of revenue for the Company was net interest income on Loans purchased by the Company. In January 1995, the Company began using a Revolving Securitization pursuant to which the Company sells its Loans on a daily basis to the Master Trust. The Revolving Securitization was implemented effective January 16, 1995. On that date, the Company sold to the Master Trust 407 Loans (approximately $5 million principal amount) that were purchased by the Company from October 12, 1994 through January 16, 1995. Thereafter, the Company commenced selling Loans purchased by it to the Master Trust on a daily basis. The Company's first Permanent Securitization, completed November 22, 1995, involved the transfer by the Master Trust to the National Auto Finance 1995-1 Trust (the "1995-1 Trust") of Loans with principal amount totaling $42 million. The Company retains a residual interest and a cash investment with respect to each of the Master Trust and the 1995-1 Trust which are reflected as the "excess spread receivable" ("ESR") and the "spread accounts" on the Company's balance sheet. Since initiation of the Revolving Securitization, the Company's earnings have been primarily attributable to the gains recognized on the sale of Loans into the Master Trust. For the six months ended June 30, 1996, such gains accounted for approximately 82% of the Company's revenues.


Components of Revenue and Expenses

         Revenues. The Company derives revenues principally from the purchase and daily sale of Loans to the Master Trust pursuant to the Revolving Securitization. In determining its reported gain from these securitization activities, the Company adds the total interest payments due from borrowers and the dollar amount of the discount at which the Loans were purchased from Dealers. The Company then deducts an estimated reserve for future Loan losses, prepayments, borrowing charges and deferred servicing costs and discounts the remaining cash flow to its net present value. The resulting amount is reported as gain on securitization of finance receivables on the Company's income statement.

         In addition to interest income from cash investments, other revenues are earned primarily from amortization of the deferred servicing costs which are recognized to offset the direct servicing expenses incurred by the Company. Additional income is recognized from the monthly amortization of the deferred gain resulting from the calculation of the net present value of the net cash flows sold to the Master Trust.

         Expenses. The Company's expenses consist of interest and operating expenses. Interest expense is the interest incurred on notes to certain affiliates of the Company and notes to certain institutional investors.
See "--Liquidity and Capital Resources" and "Certain Transactions."

         Operating expenses consist primarily of personnel, general and administrative and servicing expenses. Depreciation of the Company's capital expenditures for furniture and equipment that is being recognized over five years on a straight-line basis is also included in this category.

Results of Operations

         Six Months Ended June 30, 1996, as Compared to Six Months Ended June 30, 1995.

         Income from Operations. The Company reported income from operations of $1,668,000 for the six months ended June 30, 1996, an increase of 58%, as compared to income from operations of $1,053,000 for the six months ended June 30, 1995, after excluding $639,000 that represented income from Loans purchased from October 8, 1994 to January 16, 1995 and sold to the Master Trust in January 1995.

         Gain on Securitization of Loans. The Company's Loan purchasing and servicing operations expanded significantly during the six months ended June 30, 1996, as compared to the six months ended June 30, 1995. The Company purchased from Dealers and subsequently sold to the Master Trust $33.0 million principal amount of Loans, or 2,671 Loans, during the six months ended June 30, 1996, as compared to $20.9 million principal amount of Loans, or 1,715 Loans, purchased from Dealers and subsequently sold to the Master Trust during the six months ended June 30, 1995. For the six months ended June 30, 1996, the Company recognized a gain on securitization of $4.6 million, representing a 58.6%

increase over the $2.9 million of gains recognized for the six months ended June 30, 1995, after subtracting $639,000 from the sale of Loans purchased in 1994. This increase was primarily the result of a 57.52% increase in the dollar volume of Loans purchased and subsequently sold to the Master Trust for the six months ended June 30, 1996, as compared to the six months ended June 30, 1995.

         The table below sets forth certain information relating to the Company's Loan purchasing activities, including specifically the number and aggregate principal amount of Loans purchased, the aggregate amount funded to Dealers and the related amount of deferred gain and deferred servicing revenue from the securitization of such Loans:

                                                     Year Ended December 31,          Six Months Ended June 30,
                                                   ---------------------------       --------------------------
                                                       1994             1995             1995              1996
                                                       ----             ----             ----              ----
Number of Loans purchased                                 300             3,586            1,715             2,671
Principal balance of Loans purchased               $3,819,645       $45,972,454      $20,919,074       $32,952,711
Amount funded(1)                                   $3,595,832       $43,504,918      $19,734,397       $31,201,767
Percent sold to trusts                                   0.00%           100.00%          100.00%           100.00%
Gain on sales of Loans                                      0       $ 7,125,849(2)   $ 3,496,119(2)    $ 4,628,179
Amortization of deferred gain and servicing                 0       $   456,811      $   165,668       $   619,692
Gain on sale revenue as a % of total revenue                0             91.22%           96.95%            82.12%

-----------------
(1) Amount funded represents the price at which the Company purchases a Loan from a Dealer (i.e., the amount actually paid to a Dealer), calculated as the principal of the Loan purchased less a negotiated discount.

(2) Includes $639,000 of gain on sale for Loans purchased between October 12, 1994 and January 16, 1995 and sold to the Master Trust in connection with the Revolving Securitization on January 16, 1995.

         Loan Loss Provision

         The securitization trusts record provisions for Loan losses to reflect management's estimates of potential charge-offs from the Loan portfolio. For the six months ended June 30, 1996, the provision for Loan losses was $1,563,000, or 5.0% of the amount funded, as compared to $996,000, or 5.1% of the amount funded for the six months ended June 30, 1995. An increase in losses above levels provided for would result in reduced cash flow to the Company and a possible write-down of the ESR and spread account.

         Loan Prepayment Provision

         The securitization trusts record a provision for Loan prepayments to reflect management's estimates of potential prepayments from the Loan portfolio. For the six months ended June 30, 1996, the provision for Loan prepayments was $4,183,000 million, or 13.41% of the amount funded, as compared to $2,306,000, or 11.68% of the amount funded for the six months ended June 30, 1995.

         Other Income

         The Company generated approximately $1,001,000 of other income during the six months ended June 30, 1996, as compared to $103,000 for the six months ended June 30, 1995. The principal source of the Company's other income was the amortization of the deferred gain and deferred servicing costs and the amortization of additional deferred gain that resulted from the transfer of receivables from the Master Trust to the 1995-1 Trust. This deferred gain resulted from the fact that the Permanent Securitization was accomplished at a lower borrowing rate than the Company assumed in calculating its gain on the sale of such Loans to the Master Trust.

         Operating Expenses

         The Company reported operating expenses of $3.7 million (net of depreciation and amortization expense of approximately $200,000) for the six months ended June 30, 1996, as compared to $1.6 million (net of depreciation and amortization expense of approximately $86,000) for the six months ended June 30, 1995. These expenses consisted primarily of personnel, general and administrative (including origination and other operating expenses) and servicing expenses. The increase in expenses primarily reflected the growth in the amount of Loans purchased and serviced by the Company and the hiring of additional senior management and the other start-up costs associated with implementation of the Company's strategic referral and marketing alliance program.

         Personnel expenses for the six months ended June 30, 1996 were $1.5 million, as compared to $735,000 for the six months ended June 30, 1995. Personnel expenses consisted primarily of salaries and wages, performance incentives, employee benefits and payroll taxes. The increase in expenses primarily reflected the growth in the amount of Loans purchased and serviced by the Company, the hiring of additional senior management and the other start-up costs associated with implementation of the Company's strategic referral and marketing alliance program. The Company's number of full-time employees increased from 33 as of June 30, 1995, to 45 as of June 30, 1996. The Company expects that its number of full-time employees will continue to increase commensurate with the growth of the Company's Loan purchasing and intended future in-house servicing activities.

         General and administrative expenses for the six months ended June 30, 1996 were $1.5 million, as compared to $777,000 for the six months ended June 30, 1995. These expenses consisted primarily of telecommunications, travel, professional fees, insurance expenses, and management information systems expenses. The increase in expenses primarily reflected the growth in the amount of Loans purchased and serviced by the Company and the hiring of additional senior management and the other start-up costs associated with implementation of the Company's strategic referral and marketing alliance program.

         Servicing expenses for the six months ended June 30, 1996 were $480,000, as compared to $94,000 for the six months ended June 30, 1995.

Servicing expenses consist primarily of a monthly fee to an outside servicer for each active Loan. The increase in expenses primarily reflected the growth in the amount of Loans purchased and serviced by the Company, the hiring of additional senior management and the other start-up costs associated with implementation of the Company's strategic referral and marketing alliance program. The Company's total Loan portfolio grew to $66.4 million, or 5,774 outstanding Loans, as of June 30, 1996 from $23.2 million, or 1,957 outstanding Loans, as of June 30, 1995.

Financial Condition

         As of June 30, 1996, the Company had total assets of $15 million, as compared to $12 million as of December 31, 1995 and $5.8 million as of December 31, 1994. For the periods ended June 30, 1996 and December 31, 1995, these assets consisted primarily of cash, subordinated securities and ESRs from the securitization trusts. For the period ended December 31, 1994, these assets consisted primarily of Loans held for sale, net of allowances for Loan losses.

         As of June 30, 1996, the Company had cash and cash equivalents totaling $418,000. As of such date, the Company also had $1 million in cash balances held in restricted bank accounts, representing credit enhancement in the form of Loan loss reserves for the securitization trusts, which amount was included in the total amount of the Company's ESRs as of such date.

         As of June 30, 1996, the Company retained $8.6 million of ESRs and $5.2 million of subordinated securities. These assets represented 92% of the total assets of the Company as of such date. The value of these assets would be reduced in the event of a material increase in the Loan loss and prepayment experience relative to the amounts estimated by the Company for such items at the time of the sale of the related Loans to the Master Trust.

         As of June 30, 1996, the principal amount owed by the Company on Junior Subordinated Notes was $8.4 million (including $812,000 of accrued interest), which bears interest at an annual rate of 8%. Interest in the amount of $886,000 accrued on such notes through August 15, 1996 was paid on such date.

Loan Loss and Delinquency Experience

         The Company regularly reviews the adequacy of its net loss reserves on Loans. The reserves are set at levels considered to be sufficient to cover the expected future losses on existing Loans. Changes in reserves are based directly on the dollar value of the Loans transferred to the Master Trust, historical loss experience and, to a lesser extent, current economic conditions and other factors which management deems relevant. Losses are continuously monitored on an overall portfolio and individual month of purchase pool basis.

         The Company's charge-off policy is based upon a Loan-by-Loan review of delinquent accounts. The Company generally charges off a Loan at the time its related collateral is liquidated, although certain Loans may be charged off sooner if management determines them to be uncollectible.

         The following table summarizes the Company's Loan losses and repossession loss experience:

                                                                       (dollars in thousands)
                                                    As of December 31,                    As of June 30,
                                                    ---------------------              ----------------------
                                                    1994             1995              1995              1996
                                                    ----             ----              ----              ----
Aggregate number of Loans purchased                   300            3,886              2,015           6,557

Aggregate principal balance of
  Loans purchased                                  $3,820          $49,792            $24,739         $82,745

Principal balance of outstanding Loans             $3,800          $43,145            $23,237         $66,397

Number of outstanding Loans                           300            3,586              1,957           5,774

Gross charge-off principal balance (1)                  0            1,447                142           4,018
Liquidation recoveries                                  0             (797)              (110)         (2,265)
                                                   ------            ------            ------           -----
Net charge-offs                                         0              650                 32           1,753
                                                   ======            ======            ======           =====
Net charge-offs as a percentage
  of aggregate principal balance
  of Loans purchased                                 0.00%            1.31%              0.13%           2.12%
                                                   ======            ======            ======           =====
Principal balance of Loans related
  to vehicles held in inventory                        $0             $553               $202            $678
                                                   ======            ======            ======           =====

----------------------
(1)  Does not include vehicles repossessed and held in inventory.

         The Company considers a Loan to be delinquent if the borrower fails to make any payment substantially in full on or before the due date as specified by the terms of the Loan. The Company typically initiates contact with borrowers whose payments are not received by the due date on the fifth day following the due date. The following table summarizes the Company's delinquency experience with respect to its outstanding Loans:

                                                                    (dollars in thousands)
                                                    As of December 31,                     As of June 30,
                                                   ---------------------               ----------------------
                                                    1994            1995               1995              1996
                                                    ----            ----               ----              ----
                                               (Three Months)
Number of Loans                                     300             3,586              1,957            5,774

Period of delinquency
  31 to 60 days                                       0            $2,148               $352           $2,663
  61 to 90 days                                       0               157                 22              587
  91 days or more, average                            0                46                  0               64
                                                  -----             -----              -----            -----
Total delinquencies                                   0            $2,351               $374           $3,314

Total delinquencies as a
  percentage of the current
  principal balance
  of outstanding Loans                                0%             5.45%              1.61%            4.99%
                                                  =====             =====              =====            =====

         Management of the Company believes that the payment practices of Non-Prime Consumers are partially a function of seasonality. Since Non-Prime Consumers typically have low disposable incomes, they frequently tend to fall behind in payments on their Loans during the early winter months, when the holiday season generates demands for their limited disposable income and when these borrowers encounter weather-related work slow-downs and other seasonal demands on their disposable income. As a result, absent unforeseen circumstances, management expects delinquencies to be highest in the first calendar quarter and the fourth calendar quarter. Generally, there is a 60 to 120 day lag between initial delinquency and charge-off.

         Since October 1994, the Company has maintained, at its own expense, supplemental vendor's single interest ("VSI") insurance that protects the Company's interest in Loan collateral against uninsured physical damage (including total loss) and instances where neither the vehicle nor the borrower can be found.

Liquidity and Capital Resources

         General


         Since inception, the Company has primarily funded its operations and the growth of its Loan purchasing activities through five principal sources of capital: (i) cash flows from operating activities; (ii) proceeds from securitization transactions; (iii) cash flows from servicing fees; (iv) proceeds from the issuance of senior subordinated debt to institutional investors; and
(v) proceeds from the issuance of junior subordinated debt to, and from the capital contributions of, certain affiliates of the Company.

         The Company's securitization financing activities are capital intensive and will require significant additional capital to fund the Company's required equity commitment to the Revolving Securitization facility and related securitization expenses as the Company's Loan purchasing activities grow in the future. The Company will use the proceeds of this Offering and the senior subordinated debt borrowing completed in August 1996 to fund, among other things, the Company's required equity commitment to the Revolving Securitization. The Company believes that the net proceeds of this Offering, together with the net proceeds of subordinated debt borrowings from certain affiliates of the Company and from institutional investors, will be sufficient to meet the

Company's cash requirements and fund operations for approximately twelve months following the Offering, assuming the Company completes additional Permanent Securitizations during such twelve month period.

         Securitization Program

         The Company currently finances its purchases of Loans primarily through an asset securitization program that involves (i) the securitized warehousing of all of its Loans through their daily sale to the Master Trust pursuant to the Revolving Securitization, followed by (ii) the refinancing of such warehoused Loans from time to time through Permanent Securitizations.

         Specifically, pursuant to the Revolving Securitization the Company sells Loans that it has purchased from Dealers on a daily basis to a special purpose subsidiary, which then sells the Loans to the Master Trust in exchange for certain residual interests in future excess cash flows from the Master Trust. The Master Trust, to date, has issued two classes of investor certificates: "Class B Certificates," which are variable funding (i.e., revolving) certificates bearing interest at floating rates, and "Class C Certificates," representing a portion of the residual interest of the Company's special purpose subsidiary in future excess cash flows from the Master Trust after required payments to the holders of the Class B Certificates, deposit of funds to a restricted cash account as a reserve for future Loan losses (which provides additional credit enhancement for the holders of the Class B Certificates) and payment of certain other expenses and obligations of the Master Trust. First Union National Bank of North Carolina currently owns 100% of the outstanding Class B Certificates.

         In November 1995, the Master Trust refinanced $42 million of its receivables in a private placement of asset-backed securities through a Permanent Securitization rated AAA and Aaa by S&P and Moody's, respectively. In such transaction, a separate trust (the "1995-1 Trust") was formed which issued to various private investors $42 million of asset-backed securities. Payment of principal of, and interest on, those securities is insured by a payment guaranty issued by FSA. The proceeds of the transaction were used by the Master Trust to repay the then-outstanding balance of the Class B Certificates. Since such time, the Master Trust has issued additional beneficial interests in Loans purchased by the Master Trust, as evidenced by the Class B Certificates, to finance its purchase of Loans from the Company. The Company expects additional Permanent Securitizations to be consummated in the future in order to refinance periodically amounts outstanding under such Class B Certificates.

         Collection of the indebtedness evidenced by the Loans in each of the Master Trust and the 1995-1 Trust and related administration is handled by World Omni. World Omni is primarily responsible for invoicing customers, and collecting and processing payments. The Company acts as master servicer for the Loans sold to each of the trusts and receives monthly fees from the trusts at base rates of 2% per annum for the 1995-1 Trust and 4% per annum for the Master Trust, plus certain late fees and prepayment charges received on the securitized Loans.

         The Company relies in part on cash flow from the Master Trust to support its operations. Since the Master Trust's interest rates under the Revolving Securitization are floating and the interest rates charged on the Loans (which are generally at or near the maximum rates permitted by applicable state laws) are fixed, increases in the interest rates incurred with respect to the Class B Certificates could have a material adverse effect both on cash flows from the Master Trust and on the Company's net income, thereby adversely affecting the Company's financial condition and results of operations. In order to mitigate the negative impact of rising interest rates, the Master Trust has entered into interest rate swap agreements which have the effect of fixing the rates charged on a portion of the Master Trust's indebtedness. Although these agreements provide the Master Trust (and therefore the Company) some protection against rising interest rates, these agreements also reduce the benefits to the Master Trust (and therefore the Company) when interest rates decline below the rates set forth in such agreements. In addition, upon refinancing of Loans through Permanent Securitizations, the interest spread with respect to such refinanced Loans may be fixed.
                                      27

         Subordinated Debt

         In August 1996, the Company sold $12,000,000 aggregate principal amount of Senior Subordinated Notes due July 2001 (as defined in "Certain Transactions--Senior Subordinated Indebtedness") and related deferred additional interest notes due 2006 (the "Deferred Additional Interest Notes" and, collectively with the Senior Subordinated Notes, the "Morgan Notes"). The Senior Subordinated Notes bear interest at a rate of 10% per annum, payable quarterly in arrears commencing October 31, 1996. Immediately prior to the consummation of this Offering, the Deferred Additional Interest Notes were exchanged for shares of the Common Stock, representing 10% of the outstanding Common Stock immediately prior to the consummation of this Offering, and the Senior Subordinated Notes became the obligation of the Company. The Company also has outstanding certain junior subordinated indebtedness evidenced by its Junior Subordinated Notes (as defined in "Certain Transactions-Junior Subordinated Indebtedness"). The Junior Subordinated Notes bear interest at a rate of 8% per annum and are payable on demand. See "Certain Transactions-Senior Subordinated Indebtedness."

                                   BUSINESS

General

         The Company is a specialized consumer finance company engaged in the purchase, securitization and servicing of Loans originated by Dealers for Non-Prime Consumers. The Company purchases Loans principally from manufacturer-franchised Dealers in connection with their sale of new and used automobiles. The Company's strategy is to develop a network of Dealers throughout the United States that will refer Non-Prime Consumer Loan applications to the Company. To implement this strategy, the Company offers to Dealers products and services designed to enhance their ability to sell vehicles to Non-Prime Consumers. The Company markets these products and services to Dealers through the efforts of its direct sales force and through a strategic referral and marketing alliance with a financial institution which has established relationships with Dealers.

         Since the commencement of the Company's operations in October 1994, the Company has established contractual relationships with over 1,000 Dealers. The Company attributes its success in rapidly establishing its Dealer base to the following:

         o Value-Added Products and Services - The Company seeks to differentiate itself from its competitors by introducing value-added products and services designed to enhance the ability of Dealers to sell vehicles to Non-Prime Consumers. In developing such products and services, the Company relies on its senior management's extensive experience in automobile finance as well as on ideas the Company solicits and receives from Dealers. The Company is constantly seeking to improve its existing products and services and develop new ones in order to respond to changing market conditions and serve specific niches in the Non-Prime Consumer market.

         o Dealer Assistance - The Company believes that a Dealer's ability to sell automobiles is enhanced if a Dealer understands the product and service offerings, underwriting criteria and financing capabilities of its financing sources. Accordingly, the Company employs Dealer Relations Managers who spend considerable time on-site with Dealers in order to augment Dealers' understanding of the Non-Prime Consumer market and the Company's products and services.

         o Experienced Senior Management - Each of the Company's four senior operating executives has over 14 years of direct experience in automobile finance. The Company believes that this experienced management team provides it with the ability to maintain acceptable credit quality, supervise its operations, further expand its business in existing markets and penetrate new markets.

         o Timely Communication of Credit Decisions - In the Company's experience, a rapid response to Dealers' requests for financing is critical to developing strong relationships with Dealers and having frequent opportunities to purchase Loans from Dealers. The Company believes that it provides this timely response to Dealers for their Non-Prime Consumers. The Company typically communicates its credit decisions to Dealers within 75 minutes of receipt of a Loan application and provides next-day funding after the submission of completed Loan documentation.

         o Centralized Underwriting - The Company maintains centralized control over the underwriting and Loan approval functions. The Company believes that this centralized control ensures the consistent and efficient underwriting and Loan approval functions of these functions. The Company's centralized underwriting policy has enabled the Company to purchase a portfolio of

                  Loans which management believes will allow the Company to maintain acceptable credit quality as its Loan portfolio grows.

         o Underwriting Consistency - The Company employs a proprietary credit scoring system and well-defined underwriting criteria to ensure consistency in the underlying credit risks associated with the Loans it purchases. The Company believes that this consistency enhances the efficiency of the financing process from a Dealer's perspective by enabling a Dealer to gauge accurately which of its Non-Prime Consumer Loan applications will be approved by the Company.

         o Financing Strategy - The Company maintains a revolving warehouse securitization facility with First Union National Bank of North Carolina which enables the Company to finance the purchase of a significant number of Loans through a single financing source. To date, the Company has successfully refinanced these borrowings through the discrete securitization of warehoused Loans, thereby providing new availability under the revolving warehouse securitization facility.

The Non-Prime Consumer Automotive Finance Industry

         Automobile financing is the second largest sector, by dollar amount, of consumer installment debt in the United States. According to the United States Federal Reserve Board, approximately $350 billion of automobile installment credit was outstanding at the end of 1995. The Company estimates that the outstanding automobile installment credit attributable to Non-Prime Consumers is in excess of $60 billion. The Company believes that the portion of the automobile finance market attributable to Non-Prime Consumers has grown significantly in recent years and is poised for further growth. Factors contributing to such growth include the following:

         o The number of personal bankruptcy filings in the U.S. has more than doubled in the past 10 years, with approximately 850,000 such filings occurring in 1995. For the quarter ended June 30, 1996, there were over 280,000 personal bankruptcy filings, a 27.5% increase from the quarter ended June 30, 1995.

         o Total consumer debt service payments as a percentage of disposable income have risen steadily over the past three years, and as of March 31, 1996, were at their highest level in 15 years.

         o According to the American Bankers Association (the "ABA"), credit card delinquencies for the quarter ended June 30, 1996 reached 3.66% of accounts, the highest ratio since the ABA began tracking overdue payments in 1974.

         o Sales of used cars grew at a compounded annual growth rate over two times as large as the comparable growth rate for sales of new cars during the period 1991 to 1995.

         Historically, the market for Non-Prime Consumer credit has been highly fragmented, with no one company controlling more than 3% of the market. The Company believes that it is well positioned to gain an increasing share of this growth market through its emphasis on Dealer support and service.

Dealer Relationships

         As of September 30, 1996, the Company had contractual relationships with over 1,000 Dealers located in 26 states, including over 400 contractual relationships established through the First Union Strategic Alliance. The Company focuses on developing relationships with well-established Dealers. Over 98% of the Company's contractual relationships are with manufacturer-franchised Dealers, rather than independent Dealers. The

Company will not enroll a Dealer unless (i) it is duly licensed by the state in which it does business, (ii) in the case of a used car Dealer, it has been in business for a minimum of five years, (iii) the Dealer's net worth and financial stability are acceptable to the Company and (iv) the Dealer's reputation in the industry is satisfactory to the Company.


         Each Dealer doing business with the Company enters into a non-exclusive written agreement with the Company governing the Company's purchases of Loans from such Dealer. Although these agreements do not obligate a Dealer to sell, or the Company to purchase, any particular Loan, the agreements set forth the terms upon which Loans will be purchased by the Company. Additionally, these agreements contain representations and warranties to be made with respect to each Loan purchased by the Company, each automobile which serves as collateral for the Loan (e.g., that it is properly registered and that the Company is the first lienholder), and compliance with certain laws and regulations. Dealer agreements generally provide that the Loans are sold to the Company "without recourse" (i.e., the Dealer does not assume or retain the credit risk with respect to any Loan purchased by the Company) unless the Dealer has breached certain representations and warranties in the agreement.

         In the Company's experience, Dealers prefer financing sources which (i) provide value-added products and services designed to increase Dealers' sales of vehicles, (ii) maintain regular contact with Dealer finance departments, (iii) communicate credit decisions in a timely manner, (iv) have consistent underwriting standards and (v) are well capitalized. The Company's marketing and operating strategy is designed to meet these needs while assuring that the Company's delinquency and loss experience remain at acceptable levels. Management believes that its strategy differentiates it from its competitors.

Products and Services

         In its efforts to build a strong Dealer network, the Company provides a broad array of products and services to Dealers. The most commonly used sales technique of automobile finance companies is delivery of brochures and rate cards to Dealers by sales representatives. The Company's Dealer Relations Managers not only use such material, but also provide services which include (i) reviewing Dealer inventories to determine adequate inventory levels with suggestions about Non-Prime Consumer vehicle purchasing, (ii) training Dealer sales people to identify Non-Prime Consumers who meet the Company's underwriting criteria, and (iii) working with Dealers to establish separate finance desks which specifically service the Non-Prime Consumer.

         The Company has also developed specific products for Dealers designed to attract customers and offer flexible financing. For example, Credit Clinic(TM) is a service pursuant to which the Dealer advertises a sale for the "credit challenged" and the Company provides an on-site credit counselor who advises the Non-Prime Consumer on choosing a vehicle with a monthly payment he or she can manage. The Company believes that this service enhances a Dealer's sales of automobiles because it encourages Non-Prime Consumers who might otherwise be apprehensive about their personal credit histories to finance their acquisition of vehicles.

         PCOP (Preferred Customer Option Plan) is a product developed for customers who demonstrate a greater ability to meet payment requirements, but have difficulty meeting the payment requirements of the vehicle they would like to purchase. PCOP enables such a customer to buy the vehicle by reducing the principal repayment amount until the maturity date of the Loan by up to 20% and creating a balloon payment for that unpaid amount that is payable at the end of the loan term. When the balloon payment is due, the customer has the option to pay the remaining principal balance in cash, refinance the vehicle for up to one year, or relinquish the vehicle to the Dealer. The Dealer then has the option of either acquiring the vehicle by paying off the balloon payment or relinquishing the vehicle to the Company.

         In addition to the specific products and services described above, the Company has other products and services designed to enhance Dealers' sales of automobiles to Non-Prime Consumers. The Company is constantly seeking to modify existing products and services and implement new ones in order to respond to changing market conditions and serve specific niches in the Non-Prime Consumer market.

Marketing Strategy

         General

         The Company expects to increase the number of Loans that it purchases, securitizes and services by (i) utilizing its Dealer Relations Managers to market the Company's products and services directly to Dealers (including Dealers with which the Company currently does not have a contractual relationship) and (ii) forming strategic referral and marketing alliances with financial institutions which have established relationships with Dealers. Although the Company is currently doing business with Dealers in 26 states, approximately 80% of the principal balance of the Company's Loan portfolio was purchased through Dealers located in Georgia, North Carolina, South Carolina and Virginia. The Company intends to increase its volume of business in the states in which it currently operates and to expand opportunistically into additional states.

         The Company's direct marketing strategy is centered around experienced management and field sales personnel located in key geographic regions. Direct marketing to Dealers is conducted by Dealer Relations Managers who seek to train and educate Dealers about the credit profile of the Non-Prime Consumer who meets the Company's underwriting criteria, familiarize Dealers with the Company's existing products and services, solicit feedback from Dealers regarding new products and services which would enhance a Dealer's ability to sell vehicles to Non-Prime Consumers, and generally provide Dealers with ongoing service and support. The Company believes that the intensive face-to-face Dealer service provided by Dealer Relations Managers enhances the effectiveness of the products and services offered by the Company, strengthens existing Dealer relationships, and fosters new business.

         Through strategic referral and marketing alliances with financial institutions, the Company expects to increase the number of Loans it purchases by (i) leveraging a financial institution's existing Dealer relationships and finance sales force to market the Company's Non-Prime Consumer products and services and (ii) obtaining the right to review and purchase Non-Prime Consumer Loans which do not meet a financial institution's underwriting criteria. Through such strategic referral and marketing alliances, the Company offers financial institutions the opportunity to provide a broader product offering to Dealers and to earn additional income based on the number of Loans which are purchased by the Company as a result of such alliance.

         Direct marketing to financial institutions is conducted by senior management staff and a field service staff of bank relations managers ("Bank Relations Managers") who are experienced in the Dealer financing policies and techniques of financial institutions. Generally, senior management seeks to identify prospective financial institutions suitable for strategic alliances and negotiate the terms of such alliances. The Bank Relations Managers provide financial institutions with operating service and support, including training and education with respect to the Non-Prime Consumer market and the Company's products and services. Upon consummation of strategic alliances, the Company expects that financial institution sales personnel will also support the Company's direct marketing efforts with Dealers.

         First Union Strategic Alliance

         In April 1996, the Company entered into the First Union Strategic Alliance. The First Union Strategic Alliance provides for (i) joint marketing of the Company's products and services by both the Company's sales force and FUSF sales personnel to the approximately 1,800 Dealers throughout the Southeastern Franchise with which FUSF has an existing relationship, and (ii) exclusive referral by FUSF to the Company of all applications for Non-Prime Consumer Loans received from Dealers located in the Southeastern Franchise falling below certain established credit guidelines. The First Union Strategic Alliance significantly enhanced the Company's ability to further its market penetration and increase the size of its Dealer base through the marketing assistance, support and exclusive referrals provided by FUSF. Though still in the introductory phase, through September 30, 1996, the Company has established relationships with over 400 additional Dealers through the First Union Strategic Alliance and financed approximately 1,571 Loans having an aggregate principal balance of $18,905,213. For a description of the referral agreement evidencing the First Union Strategic Alliance, see "Certain Transactions-First Union."

         The introduction of the First Union Strategic Alliance to FUSF sales personnel in the Southeastern Franchise is expected to be completed by October 1996. Such introduction involves the Company's intensive training of FUSF sales personnel with respect to both the Non-Prime Consumer market and the Company's products and services, followed by the development of a joint marketing plan for Dealers in each region served by FUSF. At any time prior to January 15, 1997, First Union has the option (but not the obligation) to expand the scope of the First Union Strategic Alliance to include approximately 1,500 Dealers throughout five northeastern states with which FUSF has existing relationships.

Credit Underwriting and Administration

         Target Market and Customer Profile

         The Company seeks to identify customers with stable and predictable income, whose payments will be made in a timely and consistent manner and who fall into the "B-", "C+" and "C" credit borrower categories. A description of the credit rating categories used by the Company is set forth below:

--------------------------------------------------------------------------------
Category                                                     Description
--------------------------------------------------------------------------------

"A" A consumer who has a long credit history with no defaults, has been in the same job for at least 18 months and can easily finance a new car purchase through a bank or captive finance subsidiary of an automobile manufacturer.

"B" A Non-Prime Consumer who may have had some minor credit problems in his or her past, or may not have been employed at his or her current job for 18 months. To finance a new or late-model used car, the "B" credit borrower may not qualify for a loan from a bank, but may have success borrowing from a captive finance subsidiary and can access credit through an independent finance company.

"C" A Non-Prime Consumer who may have an inconsistent employment record or more significant or unresolved problems with credit in the past. To finance a late-model or older used car purchase, this borrower will generally not be able to obtain a loan from a captive finance subsidiary or a bank and will have to access an independent finance company that lends into this market category.

"D" A consumer who has unfavorable employment history and serious credit problems, such as multiple personal bankruptcies. This borrower's only choice is to finance his or her used car purchase, which is often from an independent as opposed to a franchise dealer, through an independent finance company that is active in this market segment.

The Company targets Non-Prime Consumers who previously established good credit records but who have subsequently experienced non-repetitive credit problems such as a personal bankruptcy due to illness, loss of employment or poor cash management. The Company's target customer is generally anxious to re-establish his or her credit and obtain transportation for employment. The Company's average customer has a gross monthly income of approximately $3,092 and has resided in the same area for approximately 8.2 years.

         Credit Evaluation Procedures

         The Company applies uniform underwriting standards in purchasing Loans.

These standards have been developed and refined over the course of management's years of experience in the automobile finance industry. The two most important criteria the Company uses in evaluating a Loan are the applicant's creditworthiness and the collateral value of the vehicle. The Dealer submits the customer's credit application to the Company's headquarters in Boca Raton, Florida, where the customer's creditworthiness is reviewed. The Company utilizes a proprietary credit scoring system initially developed by Fair, Issac and Company, Inc. to assist it in determining a customer's creditworthiness. Among other requirements, the Company requires that each Non-Prime Consumer make a minimum 10% down payment on the purchase price of the vehicle. The Company's senior management regularly reviews credit decisions made by the Company's employees to assure uniformity in underwriting standards. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Loan Loss and Delinquency Experience" for a numerical analysis of the Company's Loan loss and delinquency experience.

         Approval and Funding Statistics

         The table below indicates, since the Company's inception, the number of applications reviewed by the Company and the percentage of applications approved, conditionally approved and funded. Conditionally approved applications are applications by Non-Prime Consumers whose underlying credit is generally acceptable to the Company but with respect to which the Company requires a modification of terms (typically monthly payment levels) prior to final credit approval.

(As of June 30, 1996)
----------------------------------------------------------------------------------------------------
Number of Applications        % of Applications          % of Applications               % of
      Received                    Approved           Conditionally Approved      Applications Funded
----------------------------------------------------------------------------------------------------
       61,046                      21.06%                      11.08%                  10.74%

         Contract Servicing and Administration

         The Company has contracted with World Omni for servicing and administration of Loans. The servicing procedures have been specifically tailored to Non-Prime Consumers and include (i) monitoring Loans and related collateral, (ii) accounting for and posting all payments received, (iii) responding to borrowers' inquiries, (iv) taking all necessary action to maintain the security interest granted in the financed automobile, (v) investigating delinquencies and communicating with borrowers to obtain timely payments, (vi) pursuing deficiencies on Loans and (vii) when necessary, contracting licensed third party agents to repossess and dispose of the financed automobile. In addition, the Company intends to expand its own capability to service Loans.

         Collection Policy

        The Company employs a stringent collection policy which is implemented by World Omni on a case-by-case basis. Rather than mailing past due notices, the Company's policy is to immediately begin a proactive collection effort when the account becomes five days past due. The extent of the Company's actions with respect to delinquent Loans is measured against the extent of the delinquency. Generally, the Company's policy is to work with the customer to permit the customer to keep the automobile and continue making payments. However, the Company takes more aggressive action if the customer fails to continue making payments. Generally, the Company reviews whether to begin the process of repossession when payments are fifty days past due. Repossessions are handled by an independent licensed repossession firm engaged by the Company. Generally, the Company's collection policy permits Loan extensions twice during the term of financing assuming the borrower meets the following criteria: (i) no extensions are permitted until the borrower has made the first six full payments on the contract and (ii) a second extension is permitted if a borrower has made an additional six payments since the first extension.

         Management Information Systems

         The Company uses advanced computer systems and software specifically tailored for use by the Company to automate Loan purchasing and servicing. The Company enters an applicant's data into the system for review by credit investigators at the Company's office. Once investigators confirm the applicant's information and complete the credit file, the application is forwarded to a Company credit analyst for on-line review. After the analyst makes a decision about the application, the result is telephoned and faxed to the submitting Dealer. The Company believes that the capabilities and flexibility of its application processing and its computer system provide the Company with a competitive advantage.

         The Company maintains a local area network of workstations that has a dedicated connection to World Omni's computer systems. This integrated system allows the Company and World Omni to share information about a customer from the time of Loan origination through any collection and repossession procedures, if necessary. Such integration allows the Company to monitor its delinquencies on a "real time" basis. Since World Omni handles collections and repossessions for the Company, all information about each Loan is already in World Omni's database if such actions become necessary. The Company's computer systems provide the ability to track all Loan details, assess losses and identify trends among customers. This information is valuable in determining which consumers are more likely to default on Loans and lessening the chance of extending Loans to higher risk customers.

         The Company believes that its management team possesses significant management information systems expertise which will enable the Company to develop its own internal servicing capacity. Several of the Company's senior management personnel each worked at World Omni for in excess of 5 years and have in-depth knowledge relating to the development and use of management information systems for the automobile finance industry. The Company currently is considering its options with respect to developing its own servicing capability and enhancing its management information systems.

Loan Portfolio Profile

         Loan Statistical Profile

         The tables below set forth an analysis of Loans purchased by the Company from inception through the dates specified. The Company has been able to significantly increase the number of Loans in its portfolio since its inception while maintaining a consistent profile of key Loan parameters.

------------------------------------------------------------------------------------------------------------------------
                                  As of        As of      As of       As of         As of          As of     As of
                               --------       -------    -------    ---------      ---------      ------     ------
            Total               December 31,  March 31,   June 30,  September 30,   December 31,  March 31,   June 30,
          Portfolio                 1994         1995       1995         1995           1995         1996       1996
------------------------------------------------------------------------------------------------------------------------
Aggregate number of Loans
  purchased                         300         1,095       2,015       3,018          3,886        5,071      6,557
Average amount funded             $11,986      $11,626     $11,578     $12,025        $12,121      $12,023    $11,942
Weighted average initial
  (annual percentage rate)         17.83%       18.38%     18.43%       18.35%         18.31%       18.41%     18.50%
Weighted average initial term
  (months)                          54.6         52.1       51.9         52.3           52.5         52.0       53.6
Weighted average initial yield     21.17%       21.73%     21.78%       21.56%         21.45%       21.50%     21.68%
------------------------------------------------------------------------------------------------------------------------

         New vs. Used Automobile Loans

         The Company's aggregate principal balance of outstanding Loans as of June 30, 1996 consisted of 32% new automobile Loans and 68% used automobile Loans. The Company prefers to finance used automobiles because of the significant depreciation on new automobiles (in case of repossession) relative to used automobiles and the higher interest rates the Company is permitted to charge under certain state laws on used automobile Loans.

(As of June 30, 1996)
---------------------------------------------------------------------------------------------------------------------------------
                                  Principal                    Number of               % of Principal                 % of
                                   Balance                   Active Loans                  Balance                Active Loans
---------------------------------------------------------------------------------------------------------------------------------
New                               $21,112,895                    1,491                      31.80%                   25.82%
Used                              $45,284,382                    4,283                      68.20%                   74.18%
                                   ----------                    -----                      -----                    -----
   Total                          $66,397,277                    5,774                     100.00%                  100.00%
                                   ==========                    =====                     ======                   ======
---------------------------------------------------------------------------------------------------------------------------------


         Geographic Distribution of Loans

         The Company has purchased Loans from Dealers in 26 states. The largest concentration of business of the Company, based on Loan balance, is in the states of Georgia (approximately 40%), North Carolina (approximately 21%), South Carolina (approximately 11%) and Virginia (approximately 8%). The Company's growth strategy includes expanding its network of Dealers in existing states and in additional states.

         The list below indicates the geographic distribution of Loans outstanding as of June 30, 1996.

---------------------------------------------------------------------------------------------------------------------------
                                              Principal                 Percentage of                  Number of
State                                          Balance                Principal Balance              Active Loans
---------------------------------------------------------------------------------------------------------------------------
Georgia                                          $26,861,945                   40.46%                         2,277
North Carolina                                    13,658,260                   20.57%                         1,115
South Carolina                                     7,605,345                   11.45%                           716
Virginia                                           5,054,120                    7.61%                           416
Massachusetts                                      1,908,692                    2.87%                           211
Tennessee                                          1,872,768                    2.82%                           147
Maine                                              1,765,213                    2.66%                           201
Texas                                              1,684,766                    2.54%                           137
Ohio                                               1,207,335                    1.82%                           116
Maryland                                           1,147,884                    1.73%                            89
Pennsylvania                                         924,163                    1.39%                           101
Florida                                              915,725                    1.38%                            76
All Other States (1)                               1,791,061                    2.70%                           172
---------------------------------------------------------------------------------------------------------------------------
     TOTALS                                      $66,397,277                  100%                            5,774
===========================================================================================================================

(1) No state other than those listed represents more than one percent of the principal balance of Loans outstanding.

Competition

         The non-prime credit market is highly fragmented, consisting of a few national and many regional and local competitors. Existing and potential competitors include well-established financial institutions, such as commercial banks, credit unions, savings and loan associations, small loan companies, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these financial institutions do not consistently solicit business in the Non-Prime Consumer credit market. The Company believes that captive finance companies generally focus on new car financing and direct their marketing efforts on the Non-Prime Consumer market only when inventory control and/or production scheduling requirements of their parent organization dictate a need to enhance sales volumes, and then exit the market once such sales volumes are satisfied. The Company also believes that regulatory oversight and capital requirements imposed by market conditions and governmental agencies have limited the activities of many banks and savings and loan associations in the Non-Prime Consumer credit market. As a result, the Non-Prime Consumer credit market is primarily serviced by smaller finance companies that solicit business when and as their capital resources permit. Due to the lack of major, consistent financing sources and the absence of significant barriers to entry, many companies have entered this market in recent years, including well-capitalized public companies. Recent entrants include

General Electric Capital Corporation, whose indirect finance program consists of relationships with several small, regional independent non-prime automobile finance companies. In addition, Ford Motor Credit Company, Mellon Bank Corporation, KeyCorp and Southern National Corp. have all recently devoted resources toward the Non-Prime Consumer market. In addition, there have been several independent finance companies that have also recently entered the market.

         The Company believes that no one competitor or group of competitors has a dominant presence in the Non-Prime Consumer market segment of "B-," "C+" and "C" credit consumers. The Company's strategy is designed to capitalize on the lack of a major national financing source in this market niche. The Company believes that its competitors include: AutoFinance Group, Inc. (recently merged into Key Auto Inc.), Auto One Acceptance Corp. and First Merchants Acceptance Corp.

Regulation

         The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. The Company's business operations are conducted with Dealers located in 26 states and, accordingly, the laws and regulations of such states govern the Company's operations. Most states in which the Company purchases Loans (i) limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of, the Loans that the Company purchases and (ii) define the Company's rights to repossess and sell collateral. In addition, the Company is required to be licensed or registered to conduct its finance operations in 11 of the 26 states in which the Company currently purchases Loans. As the Company expands its operations into other states, it will be required to comply with the laws of such states.

         Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and services involved in automotive financing. Some of the federal laws and regulations include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulation B and Z and the Soldiers' and Sailors' Civil Relief Act.

         In addition, the Federal Trade Commission ("FTC") has adopted a limitation on the holder-in-due-course rule which has the effect of subjecting persons that finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rule on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a Buyer's Guide which explains the warranty coverage for such automobiles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

         Certain states in which the Company operates have adopted motor vehicle retail installment sales acts or variations thereof. Certain states have adopted the Uniform Consumer Credit Code, subject to certain variations. This law and similar laws in the other states in which the Company purchases Loans regulate, among other things, the interest rate, fees and other charges and terms and conditions of motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions and require disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply. In addition, certain states impose plain language restrictions on the textual provisions of motor vehicle retail installment sales contracts in the context of consumer credit transactions. Furthermore, certain states or municipalities require that a creditor provide a purchaser of a motor vehicle with a foreign language translation of the entire motor vehicle retail installment sale contract if the contract was negotiated in a language other than English. The plain language and foreign language laws impose specific liabilities on creditors who fail to comply.

         The laws of certain states grant to the purchasers of vehicles certain rights of rescission under so-called "lemon laws." Under such statutes, purchasers of motor vehicles may be able to seek recoveries from, or assert defenses against, the Company.

         In the event of default by an obligor, the Company has all the remedies of a secured party under the Uniform Commercial Code ("UCC"), except where specifically limited by other state laws. The remedies of a secured party under the UCC include the right to repossession by self-help means, unless such means would constitute a breach of the peace. In the event of default by the obligor, some jurisdictions require that the obligor be notified and be given time in which to cure the default prior to repossession. In addition, courts have applied general equitable principles to secured parties pursuing repossession or litigation involving deficiency balances.

         The UCC and other state laws require a secured party who has repossessed collateral to provide an obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The obligor has the right to redeem the collateral prior to actual sale.

         The proceeds from resale of financed vehicles generally will be applied first to the expenses of repossession and resale and then to the satisfaction of the Loan. A deficiency judgement can be sought in most states subject to satisfaction of statutory procedural requirements by the secured party and certain limitations as to the initial sale price of the motor vehicle. Certain state laws require the secured party to remit the surplus to any holder of a lien with respect to the vehicle, or, if no such lienholder exists, the UCC requires the secured party to remit the surplus to the former owner of the financed vehicle.

         In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including Federal bankruptcy laws and related state laws, may interfere with or affect the ability of the Company to realize upon collateral or enforce a deficiency judgment.

         The Company believes that it is in substantial compliance with all applicable material laws and regulations. Adverse changes in the laws or regulations to which the Company's business is subject, or in the interpretation thereof, could have a material adverse effect on the Company's business. Because the Company generally charges the highest finance charges permitted by law, reductions in statutory maximum rates could directly impair the Company's profitability.

Banking Regulation

         As a result of beneficial ownership in the Company by the First Union Partner, the Company is subject to Banking Laws. For example, the Company is subject to the supervision and examination of the Office of the Comptroller of the Currency (the "OCC"), one of the principal regulatory bodies having jurisdiction over First Union and the First Union Partner. The OCC has reviewed the First Union Strategic Alliance and the terms thereof, and the OCC's written approval was required in order for the First Union Strategic Alliance to be consummated (the "OCC Approval"). To facilitate compliance by First Union and the First Union Partner with the OCC Approval and other Banking Laws, the Company has agreed to engage solely in activities that are permissible for national banks as determined by Banking Laws as in effect from time to time. If the First Union Partner determines that any proposed activities of the Company are impermissible for national banks, such affiliate has the right to prevent the Company from engaging in such activities. Management does not believe, however, that the Banking Laws will impact significantly the manner in which the Company intends to conduct or expand its business or product and service offerings, although there can be no assurance that the Banking Laws will not have such an effect. See "Risk Factors--Banking and Other Restrictions."

Facilities

         The Company's headquarters are located at 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487. The Company currently has leases on approximately 14,000 square feet of office space on favorable terms, and has recently exercised an option on an additional 3,300 square feet adjacent to the current leased premises.

Employees

         At June 30, 1996, the Company had 49 employees, of whom 14 held marketing positions, 28 held administrative positions and 7 held executive positions.

Litigation

         The Company may be involved from time to time in routine litigation incidental to its business. However, the Company believes that it is not a party to any material pending litigation which is likely to have a significant negative impact on the business, income, assets or operation of the Company.

                                  MANAGEMENT

Executive Officers and Directors

         Certain information concerning directors and executive officers of the Company is set forth below:

     Name             Age   Position with the Company
    ------            ---   -------------------------
Gary L. Shapiro        46   Chairman of the Board and Chief Executive Officer
Keith B. Stein         39   Vice Chairman, Treasurer, Secretary and Director
Roy E. Tipton          42   President and Director
William Magro          47   Executive Vice President
Blane H. MacDonald     39   Vice President and Chief Operating Officer
Kevin G. Adams         39   Vice President and Chief Financial Officer
Stephen R. Stack       38   Vice President
Edgar A. Otto          66   Director

         Gary L. Shapiro has been the Chairman and Chief Executive Officer of National Financial Companies LLC (the successor to National Financial Corporation) for more than the past five years. Mr. Shapiro has been Chairman and Chief Executive Officer of National Auto, the general partner of the NAFCO Partnership, since October 1994 and will continue as Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Shapiro served as a partner in the firm of Mailman, Ross, Toyes and Shapiro, Certified Public Accountants, from November 1973 to March 1982. In 1981, Mr. Shapiro founded National Machine Tool Finance Corporation ("National Tool"), a machine tool finance company. He served as President of National Tool until 1990.

         Keith B. Stein has been the Executive Vice President and Assistant Secretary of National Auto since January 1995, and a Managing Director of National Financial Companies LLC since January 1995. Mr. Stein will continue as Vice Chairman, Secretary, Treasurer and a Director of the Company. Mr. Stein served from March 1993 to September 1994 as Senior Vice President, Secretary and General Counsel of WestPoint Stevens Inc. after having served the same company from October 1992 to February 1993 in the capacity of Acting General Counsel and Secretary. From May 1989 to February 1993, Mr. Stein was associated with the law firm of Weil, Gotshal & Manges LLP. Mr. Stein has been a director of DVL, Inc., a public company engaged in the real estate finance business, since September 1996.

         Roy E. Tipton has been the President of the NAFCO Partnership since May 1994 and will continue as the President and a Director of the Company. Mr. Tipton served from April 1992 to May 1994 as the President of Stanford Automotive Financial Company, an automobile finance company. Mr. Tipton served from April 1991 to April 1992 as a Regional Manager of Primus Auto Company, an automobile finance company ("Primus"). Mr. Tipton served in several capacities at each of Ford Motor Credit Company from June 1975 to September 1985 and at World Omni from September 1985 to February 1990.

         William Magro has been the Executive Vice President of the NAFCO Partnership since September 1994 and will continue as the Executive Vice President of the Company. Mr. Magro served from January 1985 to August 1994 as a

Director of Collection and Client Services for World Omni. Mr. Magro served from January 1972 to December 1984 as a Collection Supervisor and a Dealer Relations Supervisor at General Motors Acceptance Corp.

         Blane H. MacDonald has been the Vice President and Chief Operating Officer of the NAFCO Partnership since July 1994 and will continue as the Vice President and Chief Operating Officer of the Company.

Mr. MacDonald served from February 1994 to July 1994 as a Vice President of Operations of AutoLend Corporation, an automobile finance concern. Mr. MacDonald served from February 1992 to February 1994 as a Vice President of Operations of Stanford Automotive Financial, an automobile finance company. Mr. MacDonald served from October 1990 to January 1992 as Sales Representative for the State of Florida at Primus. Mr. MacDonald served in various positions from August 1984 to September 1990 at World Omni and from February 1982 to July 1984 at General Motors Acceptance Corporation.

         Kevin G. Adams has been a Vice President and Chief Financial Officer of the NAFCO Partnership since October 1994 and will continue as a Vice President and Chief Financial Officer of the Company. Mr. Adams served from December 1992 to October 1994 as a Vice President of National Finance Companies LLC. Mr. Adams served from September 1983 to June 1992 as a Vice President and Chief Financial Officer of National Tool.

         Steven R. Stack has been Vice President of the NAFCO Partnership since December 1995 and will continue as a Vice President of the Company. Mr. Stack served from March 1990 through September 1995 in various executive positions (including as executive director) with Alamo Rent-A-Car, Inc., an automobile rental concession. From 1976 through 1989, Mr. Stack held various positions with General Motors Acceptance Corporation.

         Edgar A. Otto has been a Director of National Auto since October 1994 and will continue as a Director of the Company. Mr. Otto was a principal of National Financial Corporation from its inception until April 1996. From 1971 to 1994, Mr. Otto served as President and Chief Executive Officer of Therma Systems Corporation, a manufacturing company. He is currently Chairman of National Healthnet Corporation, a healthcare services provider.

Board of Directors; Committees

         Pursuant to the Certificate of Incorporation and By-Laws of the Company, the Board of Directors consists of such number of directors as the Board of Directors determines from time to time. The Board of Directors has initially set the number of directors at seven. Currently, the Board of Directors consists of four directors, and the vacancies will be filled with three independent directors. The directors are divided into three classes. At the first annual meeting of stockholders after the Offering, one class will be elected to serve for a term expiring one year thereafter, the second class will be elected to serve for a term expiring two years thereafter and the third class will be elected to serve for a term expiring three years thereafter. After the expiration of such initial terms, each class will be elected for a three-year term.


         Following the Reorganization, the Board of Directors will form an Audit Committee, Compensation Committee and Executive Committee. The functions of the Audit Committee will be to recommend to the Board of Directors independent auditors for the Company and to analyze the reports and recommendations of such auditors. The Compensation Committee will review the compensation of the Chairman and employee benefit and incentive plans and present recommendations thereon to the Board of Directors and will also administer the Company's 1996 Stock Option Plan. The Compensation Committee will consist of three directors, two of whom will be "disinterested" (as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The function of the Executive Committee will be to manage the day-to-day business and affairs of the Company and to act on behalf of the Board of Directors to authorize and approve actions of the Company's officers and employees.

Compensation of Directors

         Directors who are also employees of the Company receive no remuneration for services as members of the Board or any committee of the Board. Directors who are not employed by the Company receive an annual
retainer of         stock options automatically granted on the date on which the annual meeting of the Company's stockholders is held each year plus $1,000 for each meeting of the Board that he attends and $500 for each meeting of a Committee that he attends, plus, in each case, expenses incident to his attendance at such meetings. The purchase price of the Common Stock covered by such options is the fair market value of such Common Stock on the date of grant.
These options become exercisable at the rate of        per year commencing one
year after the date of grant.

Executive Compensation

         The following table sets forth the compensation paid for services rendered in all capacities during the last fiscal year of the Company to the Company's Chief Executive Officer and to the four other most highly compensated executive officers.

                          Summary Compensation Table

                                                                  1995 Annual Compensation
                                                          -------------------------------------------
                                                                                         Other Annual          All Other
Name and Principal Position                               Salary         Bonus(1)        Compensation         Compensation
---------------------------                               ------         --------       -------------        -------------
Gary L. Shapiro(2)(3)                                       --               --                --                      --
  Chief Executive Officer

Roy E. Tipton(4)(6)                                      $ 106,306         $ 40,000             --                      --
  President

William Magro(5)                                         $  96,277               --             --                      --
  Executive Vice President

Blane H. MacDonald(4)(6)                                 $  85,539         $ 27,500             --                      --
  Vice President and Chief Operating Officer

Kevin G. Adams(4)(6)                                     $  77,761         $ 25,000             --                      --
  Chief Financial Officer and Vice President

----------------------
(1) Bonuses in respect of services rendered in 1994 were determined and paid in 1995 ($33,040 for Mr. Tipton and $15,000 for Mr. Adams).

(2) No compensation was received from the Company in 1995. However, National Auto, the general partner of the NAFCO Partnership, is paid a fee by the Company for management services rendered pursuant to a management agreement. National Financial Companies LLC, a limited liability company controlled by Mr. Shapiro, is paid a fee by National Auto for management services rendered to National Auto. See "Certain Transactions--Management and Services Agreements."

(3)  Mr. Shapiro is an officer, director and stockholder of National Auto.

(4)  Compensation was paid by the NAFCO Partnership.

(5)  Compensation was paid by the NAFCO Partnership and the ACCH Partnership.

(6) Bonus amounts were payable at the discretion of the general partner of the applicable partnership.

         No restricted stock awards, stock appreciation rights or long-term incentive plan awards were awarded to, earned by or paid to the named executive officers during the fiscal year ended December 31, 1995.

Employment Agreements

         Effective September 16, 1995 and October 19, 1995, the Company entered into three-year employment agreements with each of Roy E. Tipton, President of the Company, and Blane H. MacDonald, Vice President and Chief Operating Officer of the Company, respectively. Mr. Tipton's annual base salary from the effective date of his agreement through December 31, 1995 was $115,000 and will be (i) $130,000 from January 1, 1996 to December 31, 1996, (ii) $155,000 from January 1, 1997 to December 31, 1997 and (iii) $180,000 from January 1, 1998 to December 31, 1998. Mr. MacDonald's annual base salary from the effective date of his agreement through December 31, 1995 was $88,000 and will be (i) $103,000 from January 1, 1996 to December 31, 1996, (ii) $116,000 from January 1, 1997 to December 31, 1997 and (iii) $126,000 from January 1, 1998 to December 31, 1998. Each of Messrs. Tipton and MacDonald will receive from the Company an incentive bonus based upon the achievement of certain performance goals and payable, in each case, on or before March 31 of each of 1996, 1997 and 1998. Pursuant to Mr. Tipton's agreement, the incentive bonus is computed as the lesser of a prescribed fraction of the Company's net annual pre-tax income and (i) in 1996, $78,000, (ii) in 1997, $96,875 and (iii) in 1998, $117,000. Pursuant to Mr.
MacDonald's agreement, the incentive bonus is computed as the lesser of a prescribed fraction of the Company's net annual pre-tax income and (i) in 1996, $51,500, (ii) in 1997, $58,000, and (iii) in 1998, $63,000. Each of the
agreements provides for the participation by Messrs. Tipton and MacDonald in any stock option plan adopted by the Company or its successors.

         Effective July 1, 1996, the Company entered into a three-year employment agreement with William Magro, Executive Vice President of the Company. Mr. Magro's annual base salary from the effective date of his agreement through December 31, 1996 is $110,571 and will be (i) $118,000 from January 1, 1997 to December 31, 1997, (ii) $127,500 from January 1, 1998 to December 31, 1998 and (iii) $137,000 from January 1, 1999 to June 30, 1999. Mr. Magro will receive an incentive bonus based upon the achievement of certain performance goals, payable on or before March 31 of each of 1996, 1997, 1998 and 1999. The incentive bonus is computed as the lesser of a prescribed fraction of the Company's net annual pre-tax income and (i) in 1996, $55,285.50, (ii) in 1997, $64,900, (iii) in 1998 $76,500 and (iv) in 1999, $82,200. Mr. Magro's agreement provides for his participation in any stock option plan adopted by the Company or its successors.

1996 Stock Option Plan

         As part of the Reorganization, it is anticipated that the Board of Directors of the Company will adopt a stock option plan (the "1996 Stock Option Plan"). The 1996 Stock Option Plan is intended to afford certain key employees and outside directors of the Company who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company.

         The 1996 Stock Option Plan will provide for the granting of options to
purchase an aggregate of      shares of Common Stock (subject to adjustment in
the event of stock dividends, stock splits and other contingencies). Options granted under the 1996 Stock Option Plan will not be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1996 Stock Option Plan is intended to be qualified under Rule 16b-3 under the Exchange Act.

         The 1996 Stock Option Plan will require the Board of Directors to designate an option committee (the "Committee") to administer the 1996 Stock Option Plan, consisting of no fewer than two directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule or regulation). The Board of Directors may at any time remove members from and may fill any vacancy on the Committee. The Committee will have the authority, in its discretion and subject to the express provisions of the 1996 Stock Option Plan, to determine, among other things, the persons to receive options, the date of grant of such options, the number of shares to be subject to each option and the purchase price of each share subject to such options. The Company will receive no monetary consideration for granting options under the 1996 Stock Option Plan.

         The 1996 Stock Option Plan will also provide for the automatic grant,
to each non-employee director of the Company, of options to purchase      shares
of Common Stock on the date on which the annual meeting of the Company's stockholders is held each year. See "-Compensation of Directors."

         The purchase price of shares of Common Stock issuable upon exercise of each option granted pursuant to the 1996 Stock Option Plan will be the fair market value of the shares on the date of grant. The expiration and vesting of options granted will be determined by the Committee.

         In the event of any change in the outstanding shares of Common Stock of the Company through reorganization, stock dividend, subdivision or combination of shares, or other like change in capital structure of the Company, appropriate adjustments will be made by the Committee to each outstanding option under the 1996 Stock Option Plan and to the maximum number of shares of Common Stock which may be acquired pursuant to the exercise of options, and the price per share subject to outstanding options shall be proportionately adjusted.

Compensation Committee Interlocks and Insider Participation

         Prior to the Reorganization, there was no Compensation Committee of the Board of Directors. During fiscal 1995, executive compensation decisions were made by the Board of Directors of National Auto, the general partner of the NAFCO Partnership, which consisted of Messrs. Gary L. Shapiro and Edgar A. Otto.

         Gary L. Shapiro, Chairman of the Board of Directors and Chief Executive Officer of the Company, and Edgar A. Otto, a director of the Company, are directors and officers of National Auto, the general partner of the NAFCO Partnership and the ACCH Partnership. The NAFCO Partnership is a limited partner of the ACCH Partnership. Mr. Shapiro is the general partner of S Associates which is a limited partner of the NAFCO Partnership. Mr. Otto is the general partner of O Associates which is a limited partner of the NAFCO Partnership.

         National Auto has entered into a Services Agreement with National Financial Companies LLC ("National Financial"). Mr. Shapiro is a member and an officer of National Financial. Mr. Stein is a member and an officer of National Financial and an officer of National Auto. See "Certain Transactions-Management and Services Agreements."


401(k) Profit Sharing Plan

         The Company adopted a 401(k) Profit Sharing Plan (the "Plan") in August 1996 that is intended to be a tax qualified defined contribution plan administered by NAFCO. All employees of the Company, other than part time employees who work less than 1,000 hours per year, are eligible to participate in the Plan once they have completed six months of continuous service.

         A participating employee may contribute up to 15% of his or her compensation, with a maximum contribution of $9,500 to the Plan on a pre-tax basis. The Company may make a matching contribution to each employee's account based on the amount of pre-tax contributions made by the employee. Currently, the Company is allocating a 50% match of the first 6% contributed by the employee, subject to certain legal limitations imposed on tax-qualified plans. Matching contributions by the Company are made irrespective of profits and are allocated only to qualified participants on a monthly basis.

         Contributions to the Plan are invested in a variety of funds as directed by the Plan participants. All pre-tax employee contributions to the Plan are 100% vested and matching contributions by the Company are vested at 20% per annum over a five-year period from the date the employee joined the Plan. All active full- time employees that had completed 1,000 hours of service as of August 30, 1996 were invited to join the Plan and have matching contribution vested rights predated to their date of employment.

         Generally, employees may not receive distributions from the Plan until their retirement, death, certain disabilities or termination of employment. Loans are prohibited by the Plan, although distributions for certain hardship purposes are allowed in accordance with tax regulations promulgated under the Code. All distributions for the Plan are made in the form of a single lump sum distribution.

Limitation of Liability and Indemnification

         Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to an unlawful stock repurchase or payment of a dividend under Section 174 of the DGCL; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by means of by-laws, agreements or otherwise, to the fullest extent permitted under the DGCL. The Company has entered into separate indemnification agreements with its directors and officers which are, in some cases, broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of , 1996, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person who is known by the Company to own beneficially 5% or more of the Common Stock, (ii) each director of the Company, (iii) each of the named executive officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, the Company believes all persons listed have sole voting power and investment power with respect to such shares.

         Name and Address                            Beneficial Ownership              Beneficial Ownership
       of Beneficial Owner(1)                       Prior to Offering(2)(5)            After Offering(2)(5)
      ----------------------                       ------------------------            --------------------
Principal Stockholders, Directors                  Number of                          Number of
and Named Executive Officers:                       Shares           Percent           Shares           Percent
                                                  ----------         -------         ----------         -------
National Auto Finance Company
  L.P.(2)...........................
    621 N.W. 53rd Street, Suite 200
    Boca Raton, Florida 33487
Morgan Guaranty Trust Company                              (3)                               (3)
  of New York, as trustee...........
  522 Fifth Avenue
  New York, New York  10036
Gary L. Shapiro.....................
Edgar A. Otto.......................
Keith B. Stein......................
Roy E. Tipton.......................
William Magro.......................
Blane H. MacDonald..................
Kevin G. Adams......................
All directors and executive officers
  as a group (8 persons)(2)(4)......

------------------------
(1) The business address of each of the directors and current executive officers listed in the table above is c/o National Auto Finance Company, Inc., 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487.

(2) The general partner of the NAFCO Partnership is National Auto. National Auto holds a 1% general partner interest in the NAFCO Partnership. A majority of the outstanding capital stock of National Auto is owned collectively by Messrs. Shapiro and Otto.

     The limited partners of the NAFCO Partnership include S Associates, O Associates, the First Union Partners, Keith B. Stein, Roy E. Tipton, William Magro, Blane H. MacDonald and Kevin G. Adams. Mr. Shapiro owns all of the outstanding capital stock of the general partner of S Associates. Mr. Otto owns all of the outstanding capital stock of the general partner of O Associates. The First Union Partner holds a vested 15% limited partner economic interest in the NAFCO Partnership. The remaining limited partners of the NAFCO Partnership hold the balance of the limited partner economic interests. The First Union Partner may earn up to an additional 34% limited partner economic interest, thus diluting the other limited partners, over a period of time expiring on January 31, 1999 (the "Adjustment Period") based upon various factors specified in the NAFCO Partnership Agreement, including the overall performance of the First Union Strategic Alliance and the total market value of Company over the Adjustment Period (the "Adjustment Criteria"). Except for the First Union Partner, each limited partner of the NAFCO Partnership has the right to vote on certain matters specified in the NAFCO Partnership Agreement commensurate with each such limited partner's respective economic limited partner interest. In accordance with the NAFCO Partnership Agreement, the consent of the First Union Partner is generally required before the NAFCO Partnership may take certain fundamental actions.

     Depending on the Adjustment Criteria, the First Union Partner's vested economic limited partner interest may be increased up to an approximate additional 34% (or an aggregate of approximately 49% when added to the First Union Partner's current vested economic limited partner interest (i.e., approximately 15%)) of the Common Stock held by the NAFCO Partnership. Any such increase in the First Union Partner's economic limited partner interest would be non-dilutive to the public stockholders of the Company.

(3) Includes shares held by Morgan Guaranty Trust Company of New York, as trustee of the Commingled Pension Fund Trust of Morgan Guaranty Trust Company of New York, Morgan Guaranty Trust Company of New York, as trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company of New York, as Investment Manager and Agent for the Alfred P. Sloan Foundation.

(4)  Excludes shares held by the NAFCO Partnership.

(5) Beneficial ownership is calculated in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder.

                             CERTAIN TRANSACTIONS

General

         The Company, from time to time, has entered into transactions with certain of its principals and entities in which they have an interest. The Company believes that each such transactions has been on terms no less favorable to the Company than could have been obtained in a transaction with an independent third party.

The Reorganization

         The NAFCO Partnership and the ACCH Partnership were organized in October 1994 and September 1995, respectively, and have conducted the business of the Company since their inception. Directors and executive officers of the Company will have a direct and material interest in certain transactions that will constitute the Reorganization, as described below. The Company believes that the terms of such transactions will be as favorable as those which could be obtained from an unaffiliated third party. See "The Reorganization."

First Union

         The NAFCO Partnership

         The First Union Partner is a limited partner of the NAFCO Partnership and has an economic interest with respect to approximately 15% of the Common Stock of the Company held by the NAFCO Partnership (or shares of the Common Stock upon consummation of the Offering). Based upon several factors, including the overall performance of the First Union Strategic Alliance and the total market value of the Company over a specified time period, the First Union Partner may obtain an economic interest with respect to an approximate additional 34% of the Common Stock held by the NAFCO Partnership. Any such increase would be non-dilutive to the public stockholders. See "--Partnership Agreements" and "Principal Stockholders."

         The First Union Strategic Alliance

         The First Union Strategic Alliance is evidenced by a referral agreement dated as of April 15, 1996 (the "Referral Agreement") between the Company and First Union. Pursuant to the Referral Agreement, First Union will (i) have FUSF introduce the Company to Dealers in the Southeastern Franchise for which First Union provides consumer financing and (ii) refer on an exclusive basis to the Company certain Non-Prime Consumer credit applications for Loans received from such Dealers. In consideration for such services, First Union receives a fee on each Loan purchased by the Company as a result of the First Union Strategic Alliance. Pursuant to the Referral Agreement, funded Loan referrals are without recourse to First Union. The parties are, however, liable to each other for any breach of their respective representations, warranties, covenants and indemnities. The term of the Referral Agreement is for an initial period of three years from the date of its execution and is renewable by the Company on each anniversary of such date for an additional year, provided that First Union consents to such renewal. The agreement contains provisions which preclude the Company from purchasing Loans from FUSF Dealers through alliances with other financial institutions and which permit First Union to terminate the agreement upon, among other things, a "change of control" of the Company.

         Lending

         First Union National Bank of North Carolina, a subsidiary of First Union Corporation, is the sole holder of the Class B Certificates which relate to the Revolving Securitization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

         Placement Agent and Underwriting

         First Union Capital Markets Corporation, a wholly owned subsidiary of First Union Corporation ("FUCMC"), has served as placement agent for notes issued by the Company to the Morgan Group (as defined below). FUCMC has also privately placed asset-backed securities of the Company in connection with the Company's securitization transactions and may continue to act as placement agent or underwriter for the Company's future securitization activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resource."

Registration Rights

         At any time after six months following the consummation of this Offering, the Company shall, promptly after receiving notice from the First Union Partner requesting the registration of a specific number of shares of the Common Stock, file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to such shares of Common Stock. The First Union Partner will be entitled to two demand requests.

Senior Subordinated Indebtedness

         General

         Pursuant to the Note Purchase Agreement, the Company authorized the issuance and sale of (i) $12 million aggregate principal amount of its senior subordinated notes (the "Senior Subordinated Notes") and (ii) the Deferred Additional Interest Notes to each of Morgan Guaranty Trust Company of New York, as trustee of the Commingled Pension Fund Trust (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York ("MGTC"), Morgan Guaranty Trust Company of New York, as Trustee of the Multi- Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York ("MGMM") and Morgan Guaranty Trust Company of New York, as Investment Manager and Agent for the Alfred P. Sloan Foundation ("MGAS"). Immediately prior to the consummation of this Offering, the Deferred Additional Interest Notes were exchanged for shares of Common Stock representing 10% of the outstanding Common Stock of the Company immediately prior to the consummation of this Offering, and the Senior Subordinated Notes became the obligation of the Company. The Note Purchase Agreement generally prohibits the Company's payment of dividends on its Common Stock, subject to certain conditions, following the consummation of this Offering, so long as any amount remains unpaid on the Senior Subordinated Notes. The Senior Subordinated Notes, whose final maturity date is in July 2001, bear interest on the unpaid principal amount thereof at a rate of 10% per annum; such interest is payable quarterly in arrears on July 31, October 31, January 31 and April 30 of each year commencing October 31, 1996.

Registration Rights

         Following consummation of this Offering, the Company will, as promptly as practicable after receiving notice from MGMM, MGAS and MGTC (the "Morgan Group") requesting the registration of a specific number of shares of the Common Stock, file with the Commission a registration statement with respect to such shares of Common Stock. Each such holder will be entitled to two demand requests. In certain limited circumstances (e.g., if in the Company's reasonable judgment such filing would adversely affect, among other things, a proposed financing, reorganization or recapitalization of the Company), the Company may delay the requested filing of a registration statement.

         The Morgan Group has agreed, upon the Underwriter's request, not to sell or distribute securities of the Company of the same class as or convertible into or exchangeable or exercisable for the securities included in the
registration statement during the 10-day period prior to and the     day period
beginning on the closing date of an underwritten offering made pursuant to such registration statement. Likewise, the Company agrees not to effect any sale, distribution or private or public offering of such securities during the aforementioned periods.

Junior Subordinated Indebtedness

         During 1994, Gary L. Shapiro, Edgar A. Otto and Stephen L. Gurba loaned $1,525,000, $3,675,000 and $123,732 respectively, to the Company. During 1995,
Messrs. Shapiro and Otto loaned $219,000 and $72,000, respectively, to the Company. During 1995, Nova Financial Corporation and Nova Corporation, each of which is a privately held corporation controlled by Messrs. Shapiro and Otto, loaned $100,000 and $1,115,000, respectively, to the Company. During 1996, Nova Corporation loaned $700,000 to the Company. All of such loans were made on a junior subordinated basis and in exchange for promissory notes of the Company (collectively, the "Junior Subordinated Notes"). The Company believes that the terms of each of the Junior Subordinated Notes are as favorable as could have been obtained from an unaffiliated third party. Each of the Junior Subordinated Notes bears interest at a rate of 8% per annum and, in each case, is payable upon demand. All accrued interest on the Junior Subordinated Notes accrued through August 15, 1996 was paid in August 1996, and future interest will be paid quarterly in arrears.

Management and Service Agreements

         The Company is party to a management agreement with National Auto pursuant to which National Auto provides operational, administrative and analytical nature relating to the management, business operations, assets and interests of the Company. During fiscal 1995, the Company paid National Auto a fixed fee of $192,000 for such services. The Company believes that the terms of such agreement are as favorable as could have been obtained from an unaffiliated third party for comparable services.


         Pursuant to a Service Agreement, dated as of December 29, 1994, between National Auto and National Financial Companies LLC, as amended, National Financial Companies LLC provides to National Auto certain legal, accounting, management and other administrative services necessary to support National Auto's performance of its obligations under the Management Agreement. The Services Agreement expires on the earlier of December 31, 2015 or the date on which National Auto is liquidated and its certificate of incorporation is cancelled.

Partnership Agreements

         The NAFCO Partnership was formed pursuant to the NAFCO Partnership Agreement. The principal limited partners of the NAFCO Partnership are S Associates, O Associates, the First Union Partner and Stephen L. Gurba. In addition, certain members of the management of the Company, and certain employees of National Financial Companies LLC own minority limited partner interests in the NAFCO Partnership. All such persons and entities own, in the aggregate, 99% of the partner interests in the NAFCO Partnership.

         The NAFCO Partnership Agreement provides, in part, that upon the occurrence of certain named events (collectively, the "Put Events") the First Union Partner has the right to cause the NAFCO Partnership to redeem the First Union Partner's partnership interest. The Put Events include: (i) the withdrawal of National Auto from the NAFCO Partnership or the addition of one or more persons as general partners thereof (except that such withdrawal and subsequent addition are not considered a Put Event if any of National Auto, Gary L. Shapiro or Edgar A. Otto is in control of the then general partner of the NAFCO Partnership); (ii) any ownership exchanges which have specified tax consequences with respect to National Auto; (iii) any merger, consolidation or other reorganization of the NAFCO Partnership or its business (except that no Put Event will be deemed to have occurred if there is no change in the business of the NAFCO Partnership or the substantive terms of the NAFCO

Partnership Agreement and the First Union Partner's interests in the NAFCO Partnership are not adversely affected); (iv) the classification of the NAFCO Partnership as an association taxable as a corporation or a publicly traded
partnership; (v)              ; (vi) subject to certain exceptions, a transfer
of partner interests which, when added to all prior transfers, if any, represents aggregate changes in ownership of more than 29% of the total partner interests; and (vii) the existence of a regulatory requirement that prevents the First Union Partner from owning its ownership interest in the NAFCO Partnership. The Partnership Agreement provides further that upon the NAFCO Partnership's receipt from the First Union Partner of a put notice pursuant to which First Union requests redemption of its interest in the NAFCO Partnership, National Auto has the right either to (i) dissolve the NAFCO Partnership, (ii) sell or exchange one hundred percent of the interests of the NAFCO Partnership, (iii) sell or exchange one hundred percent of the property of the NAFCO Partnership or
(iv) offer publicly the equity securities of the NAFCO Partnership.

         The Partnership Agreement provides for certain adjustments to the First Union Partner's interest in the NAFCO Partnership. See "--First Union."


                         DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of shares of Common Stock and shares of preferred stock, par value $0.01 per share, issuable in series (the "Preferred Stock"). The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

         Dividends. The holders of Common Stock will be entitled to receive dividends when and as dividends are declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of the Preferred Stock are at the time outstanding, the payment of dividends on the Common Stock or other distributions may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock.

         Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the Stockholders.

         No Preemptive Rights. The holders of Common Stock are not entitled to preemptive, conversion or subscription rights.

         Dissolution. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the Preferred Stock, if any, outstanding.

         Transfer Agent and Registrar of Common Stock.  The transfer agent and
registrar for the Common Stock is                             .

Preferred Stock

         The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of Preferred Stock and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of Preferred Stock. Any series of Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intent to issue any Preferred Stock. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company.

Business Combination Statute

         Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless
(i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or
(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering, the Company will have shares of Common Stock outstanding and an additional shares of Common Stock authorized for possible future issuance. The Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company that will be subject to the resale limitations of Rule 144 under the Securities Act ("Rule 144"). Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

         Under Rule 144, "restricted securities" that have been held for two years may be publicly sold, provided that the amount of securities sold within any three-month period does not exceed the greater of 1% of the then-outstanding Common Stock or the average weekly trading volume in the Common Stock in composite trading on all exchanges during the four calendar weeks preceding that sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted securities from the Company or from any affiliate of the Company, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the Company for at least three months immediately preceding the sale, that person may sell those securities under Rule 144 without regard to the volume and other limitations described above. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

         Upon consummation of this Offering,         shares of Common Stock will
be entitled to registration rights, which rights will be exercisable within days from the consummation of this Offering. See "Certain Transactions -
Senior Subordinated Indebtedness."

         Upon completion of the Offering, shares of Common Stock will be held by the NAFCO Partnership. The NAFCO Partnership has agreed for a period of 180 days, without the prior consent of Raymond James & Associates, Inc. not to issue, sell or contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock or grant options or warrants to purchase any shares of Common Stock (other than in connection with employee benefit plans). See "Underwriting."

         Prior to the Offering there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 or the future availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time following this offering. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                 UNDERWRITING

         Raymond James & Associates, Inc. (the "Underwriter") has agreed, subject to the terms and conditions of the underwriting agreement between the Company and the Underwriter (the "Underwriting Agreement"), to purchase from the
Company      shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

         The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent, and that the Underwriter will purchase the total number of shares of Common Stock shown above if any of such shares are purchased.

         The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers, including the Underwriter, at such price less a concession
not in excess of $           per share. The Underwriter may allow, and such
dealers may reallow, a concession not in excess of $          per share to
certain other dealers. After the initial public offering, the public offering price and the other selling terms may be changed by the Underwriter.

         The Company has granted the Underwriter an over-allotment option, exercisable not later than 30 days after the date of this Prospectus, to
purchase up to         additional shares of Common Stock at the initial public
offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The over-allotment option may be exercised for fewer than all of the shares subject to such option. The Underwriter may exercise such option only to cover over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriter will offer such additional shares on the same terms as the other shares being offered hereby.

         The Company has agreed to indemnify the Underwriter against, or to contribute to, losses arising out of certain liabilities in connection with this offering, including liabilities under the Securities Act.

         Each of the directors and officers and certain shareholders of the Company have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriter.

         Prior to this offering, there has been no public market for the Common Stock of the Company. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Underwriter. Among the factors considered in such negotiations were the prevailing market conditions, the value of publicly traded companies believed to be comparable to the Company, the results of operations of the Company in recent periods, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

         The foregoing includes a summary of certain principal terms of the

Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file on an exhibit to the Registration Statement on Form S-1 under the Securities Act filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the shares of Common Stock offered hereby, of which this Prospectus is a part.

         Lynn Dunham-Sirota, a   % limited partner of the NAFCO Partnership, is
the spouse of a Managing Director of the Underwriter.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York (a partnership including professional corporations). Certain legal matters will be passed upon for the Underwriter by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.

                                    EXPERTS

         The consolidated financial statements of the Company and its subsidiary as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and for the period from October 1, 1994 (date of inception) to December 31, 1994 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

         The Company has filed with the Commission, a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act covering the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibits for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedules thereto) filed with the Commission by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the Commission.

         The Company is not currently subject to the informational requirements of the Exchange Act. As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports with the Commission. In addition, the Company intends to furnish to its stockholders annual reports containing audited financial statements certified by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                   NATIONAL AUTO FINANCE COMPANY, INC.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                  Page
                                                                                                                  ----
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1996...................................... F-3
         Unaudited Pro Forma Income Statement for the six-month
           period ended June 30, 1996............................................................................ F-4
         Notes to Unaudited Pro Forma Consolidated Financial Statements.......................................... F-5

National Auto Finance Company L.P. and Subsidiary

         Independent Auditors' Report............................................................................ F-6
         Consolidated Balance Sheets as of June 30, 1996 unaudited,
           December 31, 1995 and December 31, 1994............................................................... F-7
         Consolidated Statements of Income for the six months ended
           June 30, 1996 and 1995 (unaudited), and the year ended December 31, 1995, and the period from  October 1, 1994 (inception) to December 31, 1994................................. F-8
         Consolidated Statements of Partners' Capital for the six months ended
           June 30, 1996 (Unaudited), the year ended December 31, 1995, and the period from October 1, 1994 (inception) to December 31, 1994.................................. F-9
         Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and 1995
            (unaudited), the year ended December 31, 1995, and the period from
            October 1, 1994 (inception) to December 31, 1994..................................................... F-10
         Notes to Financial Statements........................................................................... F-12

                   Unaudited Pro Forma Financial Statements

         The following pro forma financial information sets forth historical information which has been adjusted to reflect the Reorganization which includes, among other things, (i) certain transactions associated with the reorganization of the business of the Partnerships into corporate form, (ii) the income tax effects of the Reorganization assuming the Reorganization occurred on June 30, 1996,
(iii) the issuance by the Company of      shares of Common Stock at an
assumed offering price of $      per share in an initial public
offering, net of related fees and expenses and (iv) repayment of the $4.8 million of subordinated debt.

         The Unaudited Pro Forma Statements of Operations assume the Reorganization took place at the beginning of the periods presented. The Unaudited Pro Forma Balance Sheet assumes the Reorganization took place on the date presented. See "Notes to Unaudited Pro Forma Financial Statements." The pro forma information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the above transactions occurred at the dates indicated or the results which may be attained in the future. This information should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus.

                  National Auto Finance Company, Inc.

            UNUAUDITED PROFORMA CONSOLIDATED BALANCE SHEET
                             June 30, 1996

                                                      NAFCO                                       NAFCO, Inc.
                                                     Limited               NAFCO, Inc.             Proforma
                                                   Partnership               Proforma            (As Adjusted)
                                                   -----------             -----------           -------------
Assets
    Cash and cash equivalents                         $418,410                $418,410           $22,940,410
    Excess spread receivable                         8,617,068               8,617,068             8,617,068
    Fixed assets, net                                  276,049                 276,049               276,049
    Investment in trusts                             5,173,764               5,173,764             5,173,764
    Unamortized costs                                  359,292                 359,292             1,037,292 (1)
    Other assets                                       172,805                 172,805               172,805
                                                   -----------             -----------           -----------
        Total Assets                               $15,017,388             $15,017,388           $38,217,388
                                                   ===========             ===========           ===========
Liabilities and Ownership Equity
Liabilities
    Senior subordinated notes                      $         0             $         0           $12,000,000 (1)
    Junior subordinated notes                        8,367,623               8,367,623             3,567,623 (5)
    Due to National Auto Finance
       Corporation                                      46,744                  46,744                46,744
    Proforma Deferred Taxes                          -                       1,694,172 (4)         1,694,172
    Accounts payable                                   638,859                 638,859               638,859
                                                   -----------             -----------           -----------
        Total Liabilities                            9,053,226              10,747,398            17,947,398

Ownership Equity
    Preferred Equity                                 1,456,177               -          (3)        -
    Partners Equity                                  4,507,985               -          (2)        -
                                                   -----------             -----------           -----------
        Total Partners Equity                        5,964,162               -                     -

Stockholders Equity
        Total Stockholders Equity                                           4,269,990            20,269,990
                                                                           -----------           -----------
          Total Ownership Equity                     5,964,162               4,269,990            20,269,990
                                                   -----------             -----------           -----------
        Total Liabilities and Ownership            $15,017,388             $15,017,388           $38,217,388
                                                   ===========             ===========           ===========

                  National Auto Finance Company, Inc.

                  UNAUDITED PROFORMA INCOME STATEMENT

                             June 30, 1996

                                                  NAFCO                                          NAFCO, Inc.
                                                 Limited                NAFCO, Inc.               Proforma
                                               Partnership               Proforma               (As Adjusted)
                                               -----------              -----------             -------------
REVENUE
    Gain on sale of receivables                $4,628,179                $4,628,179               $4,628,179
    Interest income from cash investments           6,336                     6,336                    6,336
    Other income                                1,001,297                 1,001,297                1,001,297
                                               ----------                 ---------                ---------
        Total Revenues                          5,635,812                 5,635,812                5,635,812

    Interest expense                              303,344                   303,344                  303,344
                                               ----------                 ---------                ---------
        Net Interest Income                     5,332,468                 5,332,468                5,332,468

OPERATING EXPENSES                              3,664,271                 3,664,271                3,664,271
                                               ----------                 ---------                ---------
        Net income before taxes                 1,668,197                 1,668,197                1,668,197

PROFORMA INCOME TAXES                           -                           627,743  (4)             627,743
                                               ----------                ----------               ----------
        Net Income                             $1,668,197                $1,040,454               $1,040,454
                                               ==========                ==========               ==========

                      National Auto Finance Company, Inc

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) Adjustment to reflect the issuance of the $12 million Senior subordinated notes, net of $678,000 of unamortized placement costs.

(2) Adjustment to reflect the conversion of the general and limited partner interests for Common Stock as part of the Incorporation.

(3) Adjustment to reflect the conversion of certain preferred equity interest into Paid in Capital as part of the Incorporation.

(4) Adjustment to reflect the Pro Forma taxes (assuming an approximate rate of 40%) that would have been reported had the Company filed income tax retuns as a taxable "C" Corporation as follows:

                Year ended December 31, 1994                $         0
                Year ended December 31, 1995                  1,066,429
                Six months ended June 30, 1996                  627,743
                                                            -----------
                                                            $ 1,694,172

(5) Adjustment to give effect to the receipt and use of proceeds from the issuance of shares of Common Stock being offered by the Company to fund the payment of Junior Subordinated Debt assuming net proceeds of $16,000,000.

                     Independent Auditors' Report

The Board of Directors
National Auto Finance Corporation, General Partner
   National Auto Finance Company L.P.:

We have audited the accompanying consolidated balance sheets of National Auto Finance Company L.P. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, partners' capital, and cash flows for the year ended December 31, 1995 and from October 1, 1994 (date of inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Auto Finance Company L.P. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the period from October 1, 1994 (date of inception) to December 31, 1994 in conformity with generally accepted accounting principles.

                                             KPMG PEAT MARWICK LLP

Ft. Lauderdale, Florida
April 19, 1996

                  NATIONAL AUTO FINANCE COMPANY L.P.
                            AND SUBSIDIARY

                      Consolidated Balance Sheets

         June 30, 1996 (unaudited), December 31, 1995 and 1994

                                                            June 30,      December 31,     December 31,
                                                              1996           1995              1994
              Assets                                          ----           ----              ----
              ------                                      (unaudited)
Cash and cash equivalents                                 $  418,410         824,388         1,590,021

Loans                                                              -               -         3,660,064
Less allowance for credit losses                                   -               -          (182,000)
                                                         -----------     -----------        ----------
                Net loans                                          -               -         3,478,064

Excess spread receivable                                   8,617,068       5,140,006                 -

Spread accounts:
     Master Trust                                          1,804,469       1,804,469            25,000
     1995-1 Trust                                          3,369,295       3,369,295                 -

Fixed assets, net                                            276,049         273,330            61,574
Unamortized start-up costs and deferred
  structuring fee                                            359,292         434,135           533,543
Due from National Auto Finance Corporation                         -               -            99,500
Other assets                                                 172,805         157,207            12,776
                                                         -----------     -----------        ----------
                Total assets                             $15,017,388      12,002,830         5,800,478
                                                         ===========     ===========        ==========
          Liabilities and Partners' Capital
          ---------------------------------
Junior subordinated notes-related parties                $ 7,555,741       7,555,991         5,323,733
Accrued interest payable-related parties                     811,882         531,850            77,949
Due to National Auto Finance Corporation                      46,744          46,744            49,303
Accounts payable and accrued expenses                        638,859         421,434           324,209
                                                         -----------     -----------        ----------
                Total liabilities                          9,053,226       8,556,019         5,775,194
                                                         -----------     -----------        ----------
                Total partners' capital                    5,964,162       3,446,811            25,284
                                                         -----------     -----------        ----------
                Total liabilities and partners'
                     capital                             $15,017,388      12,002,830         5,800,478
                                                         ===========     ===========        ==========

See accompanying notes to consolidated financial statements.

                  NATIONAL AUTO FINANCE COMPANY L.P.
                            AND SUBSIDIARY

                   Consolidated Statements of Income

     For the six months ended June 30, 1996 and 1995 (unaudited), for the year ended December 31, 1995 and for the period from
       October 1, 1994 (date of inception) to December 31, 1994

                                                            Six months          Six months
                                                              ended                ended         Year ended        October 1 to
                                                             June 30,             June 30,       December 31,      December 31,
                                                               1996                 1995             1995              1994
                                                               ----                 ----             ----              ----
                                                                      (Unaudited)
Revenue:
     Gain on sales of loans                            $      4,628,179          3,496,119         7,125,849               -
     Interest income from cash investments                        6,336              6,476            10,828             32,097
     Finance charges earned                                        -                  -                 -                94,729
     Provision for credit losses                                   -                  -              182,000           (182,000)
     Other income                                             1,001,297            103,407           492,302               -
                                                              ---------         ----------        ----------            ----
                  Total revenue                               5,635,812          3,606,002         7,810,979            (55,174)
                                                              ---------          ---------         ---------           --------
Expenses:
     Interest expense                                           303,344            222,041           498,460             77,950
     Salaries and employee benefits                           1,501,856            734,835         1,665,968            222,874
     Direct loan acquisition expenses                           340,034            166,240           502,064             22,172
     Servicing costs                                            480,238             93,947           370,506              6,104
     Depreciation and amortization                              192,536             86,456           182,999              6,841
     Other operating expenses                                 1,149,607            610,831         1,310,156             83,601
                                                              ---------         ----------         ---------           --------
                  Total expenses                              3,967,615          1,914,350         4,530,153            419,542
                                                              ---------          ---------         ---------            -------
                  Net income (loss)                    $      1,668,197          1,691,652         3,280,826           (474,716)
                                                              =========          =========         =========            =======
Pro forma data (note 7):
     Pro forma income (loss) before income taxes              1,668,197          1,691,652         3,280,826           (474,716)
     Pro forma income taxes                                     627,743            463,632         1,066,429               -
                                                             ----------         ----------         ---------            ----
                  Pro forma net income                 $      1,040,454          1,228,020         2,214,397           (474,716)
                                                              =========          =========         =========            =======

See accompanying notes to consolidated financial statements.

                  NATIONAL AUTO FINANCE COMPANY L.P.
                            AND SUBSIDIARY

             Consolidated Statements of Partners' Capital

          For six months ended June 30, 1996 (unaudited), the
         year ended December 31, 1995 and for the period from
       October 1, 1994 (date of inception) to December 31, 1994

                                                                                          Preferred
                                                        General          Limited           equity
                                                        partner          partners         partners        Total
                                                        --------         --------         --------        -----
Balance as of October 1, 1994 (date of
     inception)                                     $       -                 -                 -               -

        Contributions                                      1,000            99,000           400,000         500,000

        Net loss                                         (38,717)          (83,836)         (352,163)       (474,716)
                                                          ------       -----------        ----------      ----------
Balance as of December 31, 1994                          (37,717)           15,164            47,837          25,284

        Contributions                                       -                 -              140,701         140,701

        Net income                                        67,375         2,955,308           258,143       3,280,826

        Preferred equity earnings                           -              (35,000)           35,000            -
                                                          ------       -----------       -----------       ---------
Balance as of December 31, 1995                           29,658         2,935,472           481,681       3,446,811

        Contributions                                       -                 -              849,154         849,154

        Net income                                        15,447         1,527,408           125,342       1,668,197
                                                          ------         ---------        ----------       ---------
Balance as of June 30, 1996                         $     45,105         4,462,880         1,456,177       5,964,162
                                                          ======         =========         =========       =========

See accompanying notes to consolidated financial statements.

                  NATIONAL AUTO FINANCE COMPANY L.P.
                            AND SUBSIDIARY

                 Consolidated Statements of Cash Flows

       For the six months ended June 30, 1996 and June 30, 1995
   (unaudited), the year ended December 31, 1995 and for the period from October 1, 1994 (date of inception) to December 31, 1994

                                                                  Six months      Six months                      Three months
                                                                     ended          ended         Year ended         ended
                                                                   June 30,        June 30,       December 31,    December 31,
                                                                     1996            1995            1995            1994
                                                                     ----            ----            ----            ----
                                                                         (Unaudited)
Cash flows from operating activities:
     Net income (loss)                                          $  1,668,197       1,691,652        3,280,826        (474,716)
     Adjustments to reconcile net income (loss) to net cash
        used in operating activities:
           Gain on sales of loans                                 (4,628,179)     (3,496,119)      (7,125,849)              -
           Depreciation and amortization                             192,536          86,456          191,896           6,841
           Provision for credit losses                                     -               -         (182,000)        182,000
           Loss from the sale of fixed assets                              -               -            1,415               -
           Purchases of contracts held for sale                  (31,254,117)    (19,377,989)     (43,146,025)     (3,690,004)
           Proceeds from sale of loans                            31,192,908      18,204,505       41,773,945          29,940
           Cash received from spread account                       2,074,527         410,064        2,242,751               -
           Amortization of deferred gain and servicing              (619,692)       (165,668)        (456,811)              -
           Amortization of deferred income                          (326,326)              -                -               -
           Changes in other assets and liabilities:
               Other assets                                          (15,598)         (3,005)        (144,431)        (12,776)
               Accounts payable and accrued expenses                 217,515         130,864           97,225         324,209
               Accrued interest payable-related parties              280,033         (77,949)         453,901          77,949
                                                                ------------     -----------      -----------      ----------
                    Net cash used in operating activities         (1,218,196)     (2,597,189)      (3,013,157)     (3,556,557)
                                                                ------------     -----------      -----------      ----------
Cash flows from investing activities:
     Capitalized start-up costs and deferred structuring fees              -         (35,000)         (45,086)       (533,543)
     Fixed assets purchased                                     $    (36,686)       (154,165)        (265,285)        (68,415)
     Fixed assets sold                                                     -               -           13,328               -
     Net received from (invested in) National Financial Auto
        Receivable Master Trust                                            -               -        3,186,395         (25,000)
     Investment in National Auto Finance 1995-1 trust                      -               -       (3,369,295)              -
     Cash received from 1995-1 trust                                       -               -          257,567               -
     Due from National Auto Finance Corporation                            -          99,500           99,500         (99,500)
                                                                ------------     -----------      -----------      ----------
                    Net cash used in investing activities            (36,686)        (89,665)        (122,876)       (726,458)
                                                                ------------     -----------      -----------      ----------

                                      F-10


Cash flows from financing activities:
     Proceeds from junior subordinated notes-related parties         590,000       1,204,749        2,336,745       5,323,733
     Payments of junior subordinated notes-related parties          (590,250)              -         (104,487)              -
     Preferred equity partners' contributions                        849,154               -          140,701         400,000
     General and limited partners' contributions                           -               -                -         100,000
     Due to National Auto Finance Corporation                              -         (49,303)          (2,559)         49,303
                                                                ------------     -----------      -----------      ----------
                    Net cash provided by financing activities        848,904       1,155,446        2,370,400       5,873,036
                                                                ------------     -----------      -----------      ----------
Net increase (decrease) in cash and cash equivalents               (405,978)      (1,531,408)        (765,633)      1,590,021

Cash and cash equivalents at beginning of year                       824,388       1,590,021        1,590,021               -
                                                                ------------     -----------      -----------      ----------
Cash and cash equivalents at end of period                      $    418,410          58,613          824,388       1,590,021
                                                                ============     ===========      ===========      ==========

Noncash investing and financing activities:
     On January 16, 1995, the Company transferred contracts of
$4,875,979 to the spread account.

See accompanying notes to consolidated financial statements.

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                June 30, 1996 (unaudited) and December 31, 1995

(1)     Organization and Summary of Significant Accounting Policies

        (a)    Organization and Business

               National Auto Finance Company L.P. (the "NAFCO Partnership"), a Delaware limited partnership, was established in October 1994 with approximately $5,800,000 of partners' equity and junior subordinated debt from certain partners and affiliates (the "Junior Subordinated Notes"). The general partner, National Auto Finance Corporation (the "General Partner"), a Delaware corporation, was appointed to manage the businesses. The NAFCO Partnership owns 97% of the limited partnership interest and 100% of the preferred equity partnership interest in Auto Credit Clearinghouse L.P. (the "ACCH Partnership"), a Delaware limited partnership. The general partner of the NAFCO Partnership is also the general partner of the ACCH Partnership. The ACCH Partnership was established in September 1995 with approximately $140,000 of partners' equity. As described below in note (1)(b)(i), the consolidated partnerships are referred to as the "Company" in the following notes to the consolidated financial statements.

               The Company purchases non-prime motor vehicle retail installment sales contracts ("Loans") from manufacturer-franchised automobile dealers on a nonrecourse basis. As of June 30, 1996, approximately 40% of the outstanding principal balance of Loans relates to Loans originated in Georgia, 21% in North Carolina, and 11% in South Carolina. No single dealer originates more than 6% of the Loans.

               Through strategic referral and marketing alliances with financial institutions, the Company seeks to increase the number of Loans it purchases by (i) leveraging a financial institution's existing dealer relationships and finance sales force to market the Company's non-prime consumer products and services and
               (ii) obtaining the right to review and purchase non-prime consumer loans which do not meet a financial institution's underwriting criteria. Through such strategic referral and marketing alliances, the Company offers the financial institution the opportunity to provide a broader product offering to dealers and to earn additional income based on the number of Loans which are purchased by the Company.

               In April 1996, the Company entered into its first strategic referral and marketing alliance (the "First Union Strategic Alliance"), with First Union National Bank of North Carolina ("FUNB") and certain of its national bank affiliates (collectively, "First Union"). The First Union Strategic Alliance provides for (i) joint marketing of the Company's products and services by both the Company's sales force and the marketing

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

               and sales personnel in First Union's indirect sales finance division ("FUSF") to dealers throughout seven southeastern states and the District of Columbia with whom FUSF has an existing relationship, and (ii) exclusive referral by FUSF to the Company of all applications for Non-Prime Consumer Loans falling below certain established credit guidelines.

               As a result of the strategic alliance with FUNB and an affiliate of FUNB having a beneficial ownership interest in the Company, the Company has agreed to engage solely in activities that are permissible for national banks. Management does not believe that the banking laws, orders and regulations significantly impact the manner in which the Company intends to conduct or expand its business or product or service offerings, although there can be no assurance that such laws will not have such an effect.

               Profits and losses of the ACCH Partnership and the NAFCO Partnership are allocated to the partners as follows: If a net loss has been previously incurred, the income in future periods goes first to the preferred equity partners and then to the general partner up to the amount of their initial contribution, provided, however, that losses related to the Junior Subordinated Notes shall be allocated to the partners bearing the risk of loss with respect to such notes. Next, a seven percent return on the preferred equity partners' initial investment is allocated to them. Any remainder is allocated based on the partnership agreement.

         (b)   Summary of Significant Accounting Policies

               Reported balances as of June 30, 1996 and for the six months ended June 30, 1996 and 1995 are unaudited.

               A description of the significant accounting policies that are followed by the Company is presented below:

               (i)    Principles of Consolidation

                      The consolidated financial statements include the accounts of the NAFCO Partnership and the ACCH Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

              (ii)    Cash and Cash Equivalents

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                      The Company considers money market funds and all other highly liquid debt instruments purchased with an original maturity of less than three months to be cash equivalents.

              (iii)   Loans

                      Loans are held for sale until packaged and sold through asset-backed securitization. The Loans are carried at the lower of their principal amount outstanding (amortized cost), or market value. The Loans, which mature at various dates through 2001, are carried as either precomputed interest or simple interest Loans. Precomputed interest Loans are carried at the aggregate of receivable payments less unearned finance charges and the deferred dealer discount. Simple interest Loans are reported at the net amount advanced plus the accrued unpaid finance charges. All Loans are at a fixed rate of interest and are secured by vehicles. The Company provides an allowance for credit losses from the date of purchase to the date of securitization.

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       Revenue from Loans is recognized based upon the method of interest calculation of each loan type. Unearned finance income from precomputed interest Loans is accreted as interest income using a level-yield interest method. Interest income from simple interest Loans is recognized as earned. The related deferred dealer discount income, for both classifications, is recognized on the actuarial method.

               (iv)    Securitizations of Loans

                       The Company sells its Loans through
                       asset-backed securitizations and recognizes a gain at the time of sale of the Loans, based upon the net present value of the excess spread receivable from the cash flow stream over the life of the Loans. The net present value calculation is based upon a discount rate which the Company believes is consistent with industry practice and would be applied by an unrelated purchaser of similar cash flows. The Company retains a residual ownership interest in the Loans sold through securitizations.

                       The Company is the master servicer and servicer of record for the securitized Loans and utilizes an unrelated entity to provide the actual servicing. A normal servicing fee of 2 percent is assumed in the gain calculation; this amount is passed through to the servicer of record by the Master Trust (see note 3).

                (v)    Excess Spread Receivable

                       The excess spread receivable is established for each securitization and represents the present value of the gross interest income on the Loans securitized less the pass-through interest paid to the securitization investors, less provisions for credit losses and prepayments over the life of the respective securitization, less normal servicing fees. The excess spread receivable represents the gain recognized on the sale of Loans through securitization, deferred servicing income and a deferred gain attributable to the time value of money. The excess spread receivable is reduced by the receipt of cash from the trusts and the amortization of the deferred gain and deferred servicing costs. Prepayment and loss experience rates are based upon the nature of the receivables and historical information available to the Company. Prepayment assumptions and credit loss provisions are periodically reviewed. Deficiencies, if any, in excess of estimated reserves, are charged to operations. Favorable experience is recognized prospectively as realized.

               (vi)    Spread Account

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       This account represents an over-collateralization pool of the securitization facility to protect securitization investors against credit losses. Funds in excess of specified percentages are available to be remitted to the Company over the life of the securitization. For each securitization, there is no recourse to the Company beyond the amounts maintained in this account. However, the excess spread receivable noted above is only available to the Company to the extent that there is no impairment of the spread account that relates to the securitization.

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

              (vii)    Fixed Assets, Net

                       Purchases of capital equipment in excess of $500 are capitalized and depreciated on a straight-line basis over the estimated life of the equipment, which is generally five years.

             (viii)    Unamortized Start-up Costs and Deferred Structuring Fee

                       In accordance with Financial Accounting
                       Standards Board Statement No. 7, "Development Stage Enterprises," various organizational expenses of the Company have been capitalized for these financial statements and will be amortized over five years on a straight-line basis.

                       A structuring fee incurred in connection with the placement of a securitized credit facility was also capitalized and will be amortized on a straight-line basis over the initial term of the facility, which is three years.

               (ix)    Income Taxes

                       No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually. The Company's tax returns are subject to examination by federal and state taxing authorities.

                (x)    Use of Estimates

                       In preparing the financial statements,
                       management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expense. The most significant of the estimates relate to the components of the excess spread receivable and the related gain on sales of Loans. Actual results could differ from these estimates.

         (c)    New Accounting Pronouncement

                (i)    Accounting for Stock-Based Compensation

                       On October 23, 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This Statement applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities where the payment amounts are based on the entity's common stock price. The Statement covers transactions with

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                       employees and nonemployees and is applicable to both public and nonpublic entities. Entities are allowed (1) to continue to use the Accounting Principles Board Opinion No. 25 method ("APB 25"), or (2) to adopt the FAS 123 fair value based method. Once the method is adopted, an entity cannot change and the method selected applies to all of an entity's compensation plans and transactions. For entities not adopting the FAS 123 fair value based method, FAS 123 requires pro forma net income and earnings per share information as if the fair value based method has been adopted. For entities not adopting the fair value based method, the disclosure requirements of FAS 123, including the pro forma information, are effective for financial statements for fiscal years beginning after December 15, 1995 (calendar year 1996). The pro forma disclosures are to include all awards granted in fiscal years that begin after December 15, 1994 (calendar year 1995).
                       However, the disclosures, including the pro forma net income and earnings per share disclosures, for the fiscal year beginning after December 15, 1994 (calendar year 1995) will not be included in that year's financial statements but will be included in the following year-end (calendar year 1996) financial statements if the first fiscal year is presented for comparative purposes.
                       Management has not yet determined the impact of FAS 123 on the Company.

               (ii) Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities

                       In June 1996, the FASB issued Statement of
                       Financial Accounting Standards No. 125 ("FAS
                       125"), "Accounting for Transfers of Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.

(2)      Excess Spread Receivable

         The excess spread receivable was as follows at June 30, 1996 and December 31, 1995:

                                                   June 30,      December 31,
                                                    1996             1995
                                                   --------      ------------
         Present value of expected future
           cash flows                             $10,895,891      7,038,961
         Allowance for credit losses               (2,278,823)    (1,898,955)
                                                  -----------      ---------
                                                    8,617,068      5,140,006
                                                  -----------      ---------

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

         Allowance for credit losses as
           a percentage of loans serviced              4.91%         5.30%
                                                       ====          ====

Activity in the excess spread receivable is as follows:

                                                    Six months     Year ended
                                                   ended June 30,  December 31,
                                                       1996           1995
                                                   --------------  ------------
         Balance at beginning of period            $  5,140,006             -
         Gain on sales of loans                       4,628,179     7,125,849
         Cash received, amortization and
           other reductions during the
           period                                    (1,151,117)   (1,985,843)
                                                      ---------     ---------
         Balance at end of period                  $  8,617,068     5,140,006
                                                      =========     =========

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

         Amounts capitalized at June 30, 1996, include $1,002,860 in unamortized discount and $325,000 in deferred income from the 1995-1 trust securitization net of $85,000 in deferred expenses related to the transaction.

         Amounts capitalized at December 31, 1995, include $1,250,000 in amortized discount and $1,636,000 in deferred income from the 1995-1 trust securitization net of $697,000 in deferred expenses related to the transaction.

(3)      Securitization of Loans

         In January 1995, the Company began using a revolving securitization facility pursuant to which the Company sells its Loans on a daily basis to a bankruptcy remote special purpose subsidiary trust ("Funding Trust I"), which in turn transfers such Loans to the National Financial Auto Receivables Master Trust (the "Master Trust"). The Company retains, through Funding Trust I, certain residual interests in future excess cash flows from the Master Trust, in exchange for the transfer of Loans to the Master Trust.

         The Master Trust, to date, has issued two classes of investor certificates: "Class B Certificates," which are variable funding (i.e., revolving) certificates, and "Class C Certificates," representing a portion of such residual interest retained by the Company. FUNB owns 100% of the outstanding Class B Certificates. The Company has committed to maintain up to $5,000,000 of over-collateralization capital (represented by the Class C Certificates), and a cash reserve account of up to 3.5% of the aggregate outstanding principal balance of the Loans in the Master Trust, to protect against future credit losses.

         Interest on the Class B Certificates is charged (i) during the month in which the Loan is sold to the Master Trust, at FUNB's prime rate of interest, and (ii) thereafter, based upon a formula of the London Interbank Offered Rate ("LIBOR") plus between 75 and 300 basis points. The amount of funds available under the Class B Certificates is governed by a borrowing base formula that provides availability as a multiple of the over-collateralization capital pledged and is restricted by a number of financial covenants. Since the Master Trust's borrowing rates under the securitization are floating and the interest rates charged on the loans are fixed, increases in the interest rates charged on the Master


                                      F-25
         Trust's borrowings could have an effect both on cash flows from the Master Trust to the Company and on the Company's reported net income. In order to mitigate the negative impact of rising interest rates, the Master Trust has entered into interest rate swap agreements which have the effect of fixing the rates charged on a portion of the Master Trust's indebtedness.

         In November 1995, the Master Trust refinanced $42,000,000 of its receivables through the transfer of the related Loans to a separate trust, the National Auto Finance 1995-1 Trust (the "1995-1 Trust"), which issued in a private placement to various third-party investors

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

         $42,000,000 of fixed-rate asset-backed securities. The payment of the principal and interest on those securities is insured by a payment guaranty issued by Financial Security Assurance, Inc. ("FSA"). The proceeds of the transaction were used by the Master Trust to repay the then outstanding balance of the Class B Certificates. The Master Trust then commenced re-borrowing against the Class B Certificates to finance its purchase of additional Loans from the Company through Funding Trust I.

         The 1995-1 Trust securitization was accomplished by Funding Trust I re-acquiring the Loans and transferring them to the 1995-1 Trust. In addition to offering fixed-rate financing, the 1995-1 Trust securitization as insured by FSA offered lower over-collateralization levels than that required by the Master Trust facility. The Company retains, through a second bankruptcy remote special purpose subsidiary trust ("Funding Trust II"), certain residual interest in future excess cash flows from the 1995-1 Trust.

         The Master Trust organizational documents required the consent of all certificate holders to transfer (sell) the Loans. In November 1995, substantially all eligible Loans in the Master Trust were transferred to the 1995-1 Trust. The 1995-1 Trust acquired the Loans from the Master Trust at par with the net proceeds of the offering of certificates by the 1995-1 Trust, which are guaranteed by FSA.

         The terms of the transactions between the Company and the Master Trust which resulted in the issuance of the Class B and Class C Certificates were negotiated by the Company with FUNB. The terms of the reacquisition of the Loans from the Master Trust were negotiated with FSA, the certificate holders, and FUNB at the time of acquisition.

         The 1995-1 Trust transaction did not affect the accounting sale treatment previously extended to the transfers of the Loans to the Master Trust, inasmuch as the transaction required the consent of all certificate holders as provided in the Master Trust documents, and therefore was consistent with the sale treatment.

         During the six months ended June 30, 1996, and the year ended
         December 31, 1995, the following activity took place with
         respect to securitization:
                                                    Six months     Year ended
                                                  ended June 30,   December 31,
                                                        1996            1995
                                                  --------------   ------------
         Original customer principal
           balance of Loans sold                   $ 32,952,711      49,814,996
         Gain on sales                                4,628,179       7,125,849
         Customer principal balance
           of Loans sold during each
           period at June 30, 1996                   31,568,485      43,144,670

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

         Weighted average coupon rate                  18.8%            18.3%
         Weighted average original term (months)       54               53

         Both of the consolidated companies utilize the securitization facilities.

(4)      Junior Subordinated Notes

         The debt is payable to principal equity holders of the Company and certain affiliates and carries interest at 8 percent. Interest expense recognized for this debt for the period from December 31, 1995 through June 30, 1996, the year ended December 31, 1995 and the period October 1, 1994 (inception) to December 31, 1994 was $295,526, $497,260, and
         $77,950, respectively.

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(5)      Contingencies and Commitments

         On January 16, 1995, the Company entered into an office lease for its corporate headquarters commencing on March 1, 1995 and expiring April 30, 1997. Future minimum rental payments as of June 30, 1996, are as follows:

                          Year ending
                          December 31,
                          ------------
                             1996            $   44,500
                             1997                30,000
                                                 ------
                   Total lease commitment    $   74,500
                                                 ======

(6)      Fair Value of Financial Instruments

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107") as of January 1, 1995. FAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         o Cash and cash equivalents, trade accounts receivables, due from officers and employees, other current assets, notes payable to banks, trade accounts payables, due to affiliated company, and accrued expenses (nonderivatives) have carrying amounts which approximate fair value because of the short maturity of these instruments.

         o The fair value of notes payable is determined as the present value of expected future cash flows discounted at the interest rate currently offered to the Company, which approximates rates currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk. Accordingly, the carrying amount approximates fair value because the rate is a current market rate.

         o The fair value of the excess spread receivable: the fair value is determined by taking the net present value of the expected future cash flows discounted at a rate which approximates the rate a willing investor would pay for a comparable interest-only strip. The carrying amount approximates fair value because the rate used to determine the carrying value is a current market rate.

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(7)      Unaudited Pro Forma Information

         Pro forma adjustments for income taxes represent the difference between historical income taxes and income taxes that would have been reported had the companies filed income tax returns as taxable C corporations for each of the years presented.

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

The following summarizes historical and pro forma income taxes:

                                       Six months        Six months         Year ended     Year ended
                                       ended June 30,    ended June 30,    December 31,    December 31,
                                          1996               1995              1995           1994
                                       -------------     -------------     -----------     -----------
Historical income taxes:
  Federal                               $        -                -                 -             -
  State and local                                -                -                 -             -
                                           --------         --------         ----------         ----
                                                 -                -                 -             -
                                           --------         --------         ----------         ----
Pro forma income tax adjustments:
   Federal                                  567,187          418,907            963,555           -
   State and local                           60,556           44,725            102,874           -
                                           --------         --------         ----------         ----
                                            627,743          463,632          1,066,429           -
                                            -------          -------          ---------         ----
                                         $  627,743          463,632          1,066,429           -
                                            =======          =======          =========         ====

If the Company terminated its partnership status (see note 9), as of June 30, 1996 the Companies would be required to record a deferred tax liability for the tax effect of temporary differences between financial reporting and tax reporting. The tax effect of such temporary differences existing on June 30, 1996 consist of:

    Securitized assets sold for financial
      statement purposes, financed for
      income tax purposes                              $       2,474,160
    Fixed assets                                                   9,914
    Other                                                         38,573
                                                             -----------
                                                       $       2,522,647
                                                             ===========

         Pro forma income taxes differ from the amounts computed by applying Federal statutory rates due to:

                                       Six months        Six months         Year ended     Year ended
                                       ended June 30,    ended June 30,    December 31,    December 31,
                                          1996               1995              1995           1994
                                       -------------     -------------     -----------     -----------
   Pro forma provision computed
     at Federal statutory rate
     of 34%                            $     567,187          575,162        1,115,481        (161,404)

   State income taxes, net of
     Federal tax benefit                      60,556           61,407          119,094         (17,232)
                                             -------          -------        ---------         -------

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

   Valuation allowance                            -          (178,045)        (178,045)        178,045
   Other                                          -             5,108            9,899             591
                                             -------          -------        ---------         -------
                                       $     627,743          463,632        1,066,429              -
                                             =======          =======        =========            ====

                      NATIONAL AUTO FINANCE COMPANY L.P.
                                AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

(8)      Senior Subordinated Debt (Unaudited)

         In August 1996, the Company completed a $12 million senior subordinated debt financing with J.P. Morgan Investment Management, Inc., acting on behalf of certain institutional investors. The principal amount of the Senior Subordinated Debt is due in August 2001 and carries a 10% coupon payable quarterly. There is also an additional 3% deferred interest coupon that accrues on a compounded basis and is payable in August 2006, if not earlier automatically converted into a 10% equity interest in the Company upon the occurrence of certain events, including the consummation of an initial public offering. The senior subordinated debt generally prohibits the payment of dividends on common stock following consummation of an initial public offering of common stock so long as any amount remains outstanding on this debt.

(9)      Selected Quarterly Results (Unaudited)

         The following tables summarize the quarterly results of operations for the periods indicated.

                                                                     Three months ended
                                  -------------------------------------------------------------------------------------------
                                      June 30,     March 31,    December 31,  September 30,     June 30,       March 31,
                                       1996          1996           1995           1995           1995            1995
                                      --------     ---------    ------------  -------------     --------       ---------
   Revenue:
      Gain on securitization
         of Loans                $   2,530,932      2,097,247       1,748,615      2,063,115      1,732,447     1,763,672
      Other revenue                    513,533        494,100         214,986        178,261         92,249        17,634
                                    ----------     ----------      ----------    -----------    -----------   -----------
              Total revenue          3,044,465      2,591,347       1,963,601      2,241,376      1,824,696     1,781,306
                                     ---------      ---------       ---------      ---------      ---------     ---------
   Expenses:
              Total expenses         2,178,331      1,789,284       1,432,180      1,183,623      1,058,182       856,158
                                     ---------      ---------       ---------      ---------      ---------    ----------
              Net income         $     866,134        802,063         531,421      1,057,753        766,514       925,138
                                    ==========     ==========      ==========      =========     ==========    ==========
   Pro forma income before
        income taxes             $     866,134        802,063         531,421      1,057,753        766,514       925,138
   Pro forma income taxes              325,927        301,816         204,766        398,032        293,547       170,084
                                    ----------     ----------      ----------     ----------     ----------    ----------
   Pro forma net income          $     540,207        500,247         326,655        659,721        472,967       755,054
                                    ==========     ==========      ==========     ==========     ==========    ==========

--------------------------------------------------------------------------
--------------------------------------------------------------------------

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                        TABLE OF CONTENTS
                                                           Page
                                                           ----
Prospectus Summary...................................
The Company...........................................
Risk Factors.........................................
The Reorganization....................................
Use of Proceeds......................................
Dividend Policy......................................
Capitalization.......................................
Dilution ............................................
Selected Consolidated Financial Data.................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations......
Business ............................................
Management...........................................
Principal Stockholders................................
Certain Transactions..................................
Description of Capital Stock.........................
Shares Eligible for Future Sale......................
Underwriting.........................................
Legal Matters........................................
Experts..............................................
Available Information................................
Index to Consolidated Financial Statements...........


         Until             , 1996 (25 days after the date of
this Prospectus), all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------
--------------------------------------------------------------------------

                                      SHARES

                             [NAFCO LOGO]

                         NATIONAL AUTO FINANCE
                             COMPANY, INC.

                             COMMON STOCK

                            ---------------
                              PROSPECTUS
                            ---------------

                   RAYMOND JAMES & ASSOCIATES, INC.

                                    , 1996

--------------------------------------------------------------------------
--------------------------------------------------------------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The table below sets forth the expenses expected to be incurred and borne solely by the Company in connection with the registration of the Common Stock offered hereby (other than underwriting commissions and discounts, if any).

         Securities and Exchange Commission Registration Fee.....................................  $          4,849
         NASD Filing Fee.........................................................................                 *
         Printing and Engraving Expenses.........................................................                 *
         Blue Sky Fees and Expenses..............................................................            15,000
         Legal Fees and Expenses.................................................................                 *
         Accountants' Fees and Expenses..........................................................                 *
         NASDAQ Stock Market Listing Fee.........................................................                 *
         Transfer Agent and Registrar Fees and Expenses..........................................                 *
                                                                                                       ------------
         Miscellaneous...........................................................................                 *
                                                                                                       ------------

                  Total..........................................................................                 *
                                                                                                      =============

* To be filed by amendment.

         All such fees and expenses have been or will be paid by the Registrant.

Item 14.  Indemnification of Directors and Officers.

         The Certificate of Incorporation and the By-Laws of the Company provides for the indemnification of its officers and directors to the fullest extent permitted by the DGCL. Pursuant to Section 145 of the DGCL, a Delaware corporation generally has the power to indemnify its present and former directors and officers against expenses incurred by them in connection with any suit to which such directors and officers are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation for which they served in such positions, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such directors or officers acted in good faith and in a manner such directors or officers reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such directors' or officers' conduct was unlawful. Indemnification is not available if such person is adjudged to be liable to the corporation for which he or she served in such positions, unless and only to the extent the court in which such action is brought determines that, despite the adjudication of liability, and in view of all the circumstances, the person is reasonably and fairly entitled to indemnification for such expenses as the court shall deem proper. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The Company has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         The above discussion of the Certificate of Incorporation and By-Laws of the Company and of Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and By-Laws and the DGCL.

Item 15.  Recent Sales of Unregistered Securities.

         In October 1996, prior to the filing of the Registration Statement, the NAPCO Partnership agreed to transfer all of its assets, subject to all of the liabilities, of the Partnerships to a newly formed corporation in exchange for shares of Common Stock. As part of the Reorganization described under "The Reorganization" in the Prospectus. The transaction was exempt from registration under Section 4(2) of the Securities Act as not involving a public offering. No underwriter was involved in the transaction.

         Immediately prior to the Consummation of the Offering, the Deferred Additional Interest Notes were exchanged for ______ shares of the Common Stock representing 10% of the outstanding Common Stock immediately prior to consummation of the Offering.

Item 16.  Exhibits and Financial Schedules.

         (a)      Exhibits
Exhibit
Number                      Description
-------                     -----------


1.1      Form of Underwriting Agreement.*

3.1      Form of Certificate of Incorporation of the Company.

3.2      Form of By-laws of the Company.

4.1      Specimen Certificate of Common Stock.*

5.1 Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the Common Stock.*

10.1 Second Amended and Restated Agreement of Limited Partnership of National Auto Finance Company L.P., dated as of September 1, 1995, among National Auto Finance Corporation, The S Associates Limited Partnership, The O Associates Limited Partnership, Stephen L. Gurba, Craig Schnee, Roy E. Tipton, Blane H. MacDonald, Michael B. Colley, Irwin I. Kent, William G. Magro, Kevin G. Adams, Kamala R. Chapman, Keith B. Stein, Colleen S. McMillen, Richard H. Steffer, Tim Rooney, Lynn Dunham-Sirota and IronBrand Capital, LLC.

10.2     Form of 1996 Stock Option Plan.*

10.3     Form of 401(k) Plan.

10.4 Employment Agreement, dated as of July 1, 1996, between National Auto Finance Company, Inc. and William Magro.*

10.5 Employment Agreement, dated as of September 16, 1995, between National Auto Finance Company, Inc. and Roy E. Tipton.*

10.6 Employment Agreement, dated as of October 19, 1995, between National Auto Finance Company, Inc. and Blane H. MacDonald.*

10.7 Promissory Note, dated October 31, 1994, payable by National Auto Finance Company L.P. to the order of Gary L. Shapiro.

10.8 Promissory Note, dated October 6, 1994, payable by National Auto Finance Company L.P. to the order of Edgar Otto.

10.9 Promissory Note, dated November 8, 1994, payable by National Auto Finance Company L.P. to the order of Stephen L. Gurba.

10.10 Promissory Note, dated March 27, 1995, payable by National Auto Finance Company L.P. to the order of Nova Financial Corporation.

10.11 Promissory Note, dated May 1, 1995, payable by National Auto Finance Company L.P. to the order of Nova Corporation.

10.12 Note Purchase Agreement, dated as of August 9, 1996, between National Auto Finance Company L.P. and Morgan Guaranty Trust Company of New York, as trustee of the Commingled Pension

         Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York, Morgan Guaranty Trust Company of New York, as trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company, as investment manager and agent for the Alfred P. Sloan Foundation (Multi-Market Account).*

10.13 Promissory Note (No. 101), dated August 9, 1996, payable by National Auto Finance Company L.P. to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.*

10.14 Promissory Note (No. 201), dated August 9, 1996, payable by National Auto Finance Company L.P. to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.*

10.15 Promissory Note (No. 102), dated August 9, 1996, payable by National Auto Finance Company L.P. to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.*

10.16 Registration Rights Agreement, dated as of August 9, 1996, among National Auto Finance Company Inc. and Morgan Guaranty Trust Company of New York, as trustee of the Commingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York, Morgan Guaranty Trust Company of New York, as trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company, as investment manager and agent for the Alfred P. Sloan Foundation (Multi-Market Account).*

10.17 Receivables Purchase Agreement, dated as of December 8, 1994, between National Auto Finance Company L.P. and NAFCO Funding Trust.

10.18 Promissory Note, dated December 8, 1994, payable by NAFCO Funding Trust to the order of National Auto Finance Company L.P.

10.19 Pooling and Administration Agreement, dated as of December 8, 1994, among NAFCO Funding Trust, National Auto Finance Company L.P. and Bankers Trust Company.

10.20 Series 1994-R, Class B Supplement, dated as of December 8, 1994, among NAFCO Funding Trust, National Auto Finance Company L.P. and Bankers Trust Company, to the Pooling and Administration Agreement, dated as of December 8, 1994.

10.21 Trust Agreement, dated as of October 5, 1994, between National Auto Finance Corporation and Bankers Trust.

10.22    First Amended and Restated Trust Agreement, dated as of December 8,

         1994, among National Auto Finance Company L.P., The Chase Manhattan Bank (USA) and Gary L. Shapiro and Edgar Otto, as Co-Trustees.

10.23 Servicing Agreement, dated July 25, 1994, between World Omni Financial Corp. and National Auto Finance Company L.P.

10.24 Certificate Purchase Agreement, dated as of December 8, 1994, among NAFCO Funding Trust, National Auto Finance Company L.P. and First Union National Bank of North Carolina.

10.25 Management Agreement, dated December 29, 1994, between National Auto Finance Company L.P. and National Auto Finance Companies.

10.25-1 Amendment to Management Agreement, dated January 1, 1996, between National Auto Finance Company L.P. and National Auto Finance Companies.

10.26 Service Agreement, dated December 29, 1994, between National Auto Finance Corporation and National Financial Corporation.

10.26-1 Amendment to Service Agreement, dated January 1, 1996, between National Auto Finance Corporation and National Financial Corporation.

10.27 Pooling and Servicing Agreement, dated as of October 1, 1995, among National Financial Auto Funding Trust, National Auto Finance Company L.P. and Harris Trust and Savings Bank.

10.28 Assignment Agreement, dated as of October 1, 1995, between Bankers Trust Company and National Financial Auto Funding Trust.

10.29    Transfer Agreement, dated as of October 1, 1995, between
         National Financial Auto Funding Trust and Harris Trust and
         Savings Bank.

10.30 Insurance and Indemnity Agreement, dated as of November 21, 1995, between National Auto Finance Company L.P. and Financial Security Assurance Inc.

10.31 Indemnification Agreement, dated as of November 21, 1995, between National Financial Auto Funding Trust and First Union Capital Markets Corp.

10.32 Master Spread Account Agreement, dated as of November 21, 1995, among National Financial Auto Funding Trust, the Financial Security Assurance Inc. and Harris Trust and Savings Bank.

10.33 Financial Guaranty Insurance Policy, together with Endorsement No. 1 thereto, issued by Financial Security Assurance Inc. in favor of Harris Trust and Savings Bank, as trustee for the benefit of the Certificate holders.


10.34 Amended and Restated Servicing Agreement, dated as of December 5, 1994, between National Auto Finance Company L.P. and World Omni Financial Corp.

10.35 Assignment and Assumption Agreement, dated as of October 23, 1995, between World Omni Financial Corp. and Omni Financial Services of America L.P.

10.36 Supplement to the Amended and Restated Servicing Agreement, dated as of December 5, 1994, between National Auto Finance Company L.P. and Omni Financial Services of America L.P.

10.37 Custodial Agreement, dated as of November 21, 1995, between National Auto Finance Company L.P. and Omni Financial Services of America L.P.

10.38 Placement Agent Agreement, dated as of November 20, 1995, between First Union Capital Markets Corp. and National Financial Auto Funding Trust.

10.39 Amendment, dated as of November 21, 1995, to the First Amended and Restated Trust Agreement, dated as of December 8, 1994, among National Auto Finance Company L.P., The Chase Manhattan Bank (USA) and the Gary
         L. Shapiro and Edgar Otto, as Co-Trustees.

10.40    Form of Indemnification Agreement.*

10.41 Assignment and Assumption Agreement, dated as of October 7, 1996, between the NAFCO Partnership and the Company.

23.1     Consent of KPMG Peat Marwick LLP.

23.2 Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1)*

24.1     Power of Attorney (included on the signature page of this part II).

------------------
*To be filed by amendment.

             (b)  Financial Statement Schedules:

             All Schedules have been omitted because the information is not applicable or is presented in the financial statements or the notes thereto.

Item 17.  Undertakings.

             The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting

Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

             The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

                              SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on October 8, 1996.

                                    NATIONAL AUTO FINANCE COMPANY, INC.
                                    (Registrant)

                                    By: /s/ Keith B. Stein
                                        ---------------------------------
                                        Name:  Keith B. Stein
                                        Title: Vice Chairman

                           POWER OF ATTORNEY

             KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary L. Shapiro and Keith B. Stein, and each individually, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                       Title                           Date
           ---------                       -----                           ----
/s/ Gary L. Shapiro                   Chief Executive Officer and       October 8, 1996
----------------------------------    Chairman of the Board
Gary L. Shapiro                       (principal executive officer)

/s/ Kevin G. Adams                    Vice President and Chief          October 8, 1996
----------------------------------    Financial Officer (principal
Kevin G. Adams                        financial and accounting
                                      officer)

/s/ Keith B. Stein                    Vice Chairman and Director        October 8, 1996
----------------------------------
Keith B. Stein

/s/ Edgar A. Otto                     Director                          October 8, 1996
----------------------------------
Edgar A. Otto

/s/ Roy E. Tipton                     Director                          October 8, 1996
----------------------------------
Roy E. Tipton

                           EXHIBIT INDEX
Exhibit
Number                      Description                                    Page
-------                     -----------                                    ----

1.1      Form of Underwriting Agreement.*

3.1      Form of Certificate of Incorporation of the Company.

3.2      Form of By-laws of the Company.

4.1      Specimen Certificate of Common Stock.*

5.1 Opinion of Weil, Gotshal & Manges LLP with respect to the legality of the Common Stock.*

10.1     Second Amended and Restated Agreement of Limited Partnership of
         National Auto Finance Company L.P., dated as of September 1,
         1995, among National Auto Finance Corporation, The S Associates
         Limited Partnership, The O Associates Limited Partnership,
         Stephen L. Gurba, Craig Schnee, Roy E. Tipton, Blane H.
         MacDonald, Michael B. Colley, Irwin I. Kent, William G. Magro,
         Kevin G. Adams, Kamala R. Chapman, Keith B. Stein, Colleen S.
         McMillen, Richard H. Steffer, Tim Rooney, Lynn Dunham-Sirota and
         IronBrand Capital, LLC.


10.2     Form of 1996 Stock Option Plan.*

10.3     Form of 401(k) Plan.

10.4     Employment Agreement, dated as of July 1, 1996, between National
         Auto Finance Company, Inc. and William Magro.*

10.5     Employment Agreement, dated as of September 16, 1995, between
         National Auto Finance Company, Inc. and Roy E. Tipton.*

10.6     Employment Agreement, dated as of October 19, 1995, between
         National Auto Finance Company, Inc. and Blane H. MacDonald.*

10.7     Promissory Note, dated October 31, 1994, payable by National Auto
         Finance Company L.P. to the order of Gary L. Shapiro.

10.8     Promissory Note, dated October 6, 1994, payable by National Auto
         Finance Company L.P. to the order of Edgar Otto.

10.9     Promissory Note, dated November 8, 1994, payable by National Auto
         Finance Company L.P. to the order of Stephen L. Gurba.

10.10    Promissory Note, dated March 27, 1995, payable by National Auto
         Finance Company L.P. to the order of Nova Financial Corporation.


10.11    Promissory Note, dated May 1, 1995, payable by National Auto
         Finance Company L.P. to the order of Nova Corporation.

10.12    Note Purchase Agreement, dated as of August 9, 1996, between
         National Auto Finance Company L.P. and Morgan Guaranty Trust
         Company of New York, as trustee of the Commingled Pension
         Trust Fund (Multi-Market Special Investment Fund II) of
         Morgan Guaranty Trust Company of New York, Morgan Guaranty
         Trust Company of New York, as trustee of the Multi-Market
         Special Investment Trust Fund of Morgan Guaranty Trust
         Company of New York and Morgan Guaranty Trust Company, as investment manager and agent for the Alfred P. Sloan
         Foundation (Multi-Market Account).*

10.13    Promissory Note (No. 101), dated August 9, 1996, payable by
         National Auto Finance Company L.P. to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.*

10.14    Promissory Note (No. 201), dated August 9, 1996, payable by
         National Auto Finance Company L.P. to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.*

10.15    Promissory Note (No. 102), dated August 9, 1996, payable by
         National Auto Finance Company L.P. to the order of Kelly & Co., as nominee for Morgan Guaranty Trust Company of New York.*

10.16    Registration Rights Agreement, dated as of August 9, 1996, among
         National Auto Finance Company Inc. and Morgan Guaranty Trust
         Company of New York, as trustee of the Commingled Pension Trust
         Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty
         Trust Company of New York, Morgan Guaranty Trust Company of New
         York, as trustee of the Multi-Market Special Investment Trust
         Fund of Morgan Guaranty Trust Company of New York and Morgan
         Guaranty Trust Company, as investment manager and agent for the Alfred P. Sloan Foundation (Multi-Market Account).*


10.17 Receivables Purchase Agreement, dated as of December 8, 1994, between National Auto Finance Company L.P. and NAFCO Funding
         Trust.

10.18    Promissory Note, dated December 8, 1994, payable by NAFCO Funding
         Trust to the order of National Auto Finance Company L.P.

10.19    Pooling and Administration Agreement, dated as of December 8,
         1994, among NAFCO Funding Trust, National Auto Finance Company
         L.P. and Bankers Trust Company.

10.20    Series 1994-R, Class B Supplement, dated as of December 8,
         1994, among NAFCO Funding Trust, National Auto Finance
         Company L.P. and Bankers Trust Company, to the Pooling and
         Administration Agreement, dated as of December 8, 1994.

10.21    Trust Agreement, dated as of October 5, 1994, between National
         Auto Finance Corporation and Bankers Trust.

10.22    First Amended and Restated Trust Agreement, dated as of December
         8, 1994, among National Auto Finance Company L.P., The Chase
         Manhattan Bank (USA) and Gary L. Shapiro and Edgar Otto, as
         Co-Trustees.

10.23    Servicing Agreement, dated July 25, 1994, between World Omni
         Financial Corp. and National Auto Finance Company L.P.

10.24 Certificate Purchase Agreement, dated as of December 8, 1994, among NAFCO Funding Trust, National Auto Finance Company L.P. and
         First Union National Bank of North Carolina.

10.25    Management Agreement, dated December 29, 1994, between National
         Auto Finance Company L.P. and National Auto Finance Companies.

10.25-1  Amendment to Management Agreement, dated January 1, 1996, between
         National Auto Finance Company L.P. and National Auto Finance Companies.

10.26    Service Agreement, dated December 29, 1994, between National Auto
         Finance Corporation and National Financial Corporation.

10.26-1  Amendment to Service Agreement, dated January 1, 1996, between
         National Auto Finance Corporation and National Financial Corporation.

10.27 Pooling and Servicing Agreement, dated as of October 1, 1995, among National Financial Auto Funding Trust, National Auto
         Finance Company L.P. and Harris Trust and Savings Bank.

10.28    Assignment Agreement, dated as of October 1, 1995, between
         Bankers Trust Company and National Financial Auto Funding
         Trust.


10.29    Transfer Agreement, dated as of October 1, 1995, between
         National Financial Auto Funding Trust and Harris Trust and
         Savings Bank.

10.30 Insurance and Indemnity Agreement, dated as of November 21, 1995, between National Auto Finance Company L.P. and Financial Security
         Assurance Inc.

10.31 Indemnification Agreement, dated as of November 21, 1995, between National Financial Auto Funding Trust and First Union
         Capital Markets Corp.

10.32 Master Spread Account Agreement, dated as of November 21, 1995, among National Financial Auto Funding Trust, the Financial
         Security Assurance Inc. and Harris Trust and Savings Bank.



10.33    Financial Guaranty Insurance Policy, together with Endorsement
         No. 1 thereto, issued by Financial Security Assurance Inc. in favor of Harris Trust and Savings Bank, as trustee for the benefit of the Certificate holders.

10.34    Amended and Restated Servicing Agreement, dated as of December 5,
         1994, between National Auto Finance Company L.P. and World Omni
         Financial Corp.

10.35 Assignment and Assumption Agreement, dated as of October 23, 1995, between World Omni Financial Corp. and Omni Financial Services of
         America L.P.

10.36 Supplement to the Amended and Restated Servicing Agreement, dated as of December 5, 1994, between National Auto Finance Company
         L.P. and Omni Financial Services of America L.P.

10.37    Custodial Agreement, dated as of November 21, 1995, between
         National Auto Finance Company L.P. and Omni Financial Services of
         America L.P.

10.38    Placement Agent Agreement, dated as of November 20, 1995, between
         First Union Capital Markets Corp. and National Financial Auto
         Funding Trust.

10.39 Amendment, dated as of November 21, 1995, to the First Amended and Restated Trust Agreement, dated as of December 8, 1994, among
         National Auto Finance Company L.P., The Chase Manhattan Bank
         (USA) and the Gary L. Shapiro and Edgar Otto, as Co-Trustees.

10.40    Form of Indemnification Agreement.*

10.41 Assignment and Assumption Agreement, dated as of October 7, 1996, between the NAFCO Partnership and the Company.


23.1     Consent of KPMG Peat Marwick LLP.

23.2 Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1)*

24.1     Power of Attorney (included on the signature page of this part
         II).

------------------
*To be filed by amendment.

